Exhibit 10.1
LIMITED LIABILITY COMPANY AGREEMENT
OF
CITYCENTER HOLDINGS, LLC
Dated as of August 21, 2007

LIMITED LIABILITY COMPANY AGREEMENT
OF
CITYCENTER HOLDINGS, LLC
This Limited Liability Company Agreement (this “Agreement”) is made as of August 21, 2007 (the “Signing Date”), by and between MIRAGE RESORTS, INCORPORATED, a Nevada corporation (“MGM”), and DUBAI WORLD, a Dubai, United Arab Emirates government decree entity (“DW”) (MGM and DW are hereinafter referred to individually as a “Member” and collectively as the “Members”).
PREAMBLE
     WHEREAS, MGM, through one or more Affiliates, owns the Project Assets;
     WHEREAS, the Members desire to form the Company to own, directly or indirectly through its Subsidiary, CityCenter, LLC, a Nevada limited liability company (“Project LLC”), manage, design, plan, develop, construct, operate, lease and sell the Project pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as the same may be amended from time to time (the “Act”).
     WHEREAS, the parties deem a limited liability company agreement to be necessary and advisable to set out their agreement as to the conduct of business and the affairs of the Company, and desire to enter into this Agreement.
     WHEREAS, MGM presently intends (i) to contribute the Project Assets to a recently formed, bankruptcy remote, special purpose entity (“Project Owner”) and, thereafter, (ii) to contribute 100% of the membership interests in Project Owner to the Company; and
     WHEREAS, contemporaneous with the contribution by MGM, DW desires to make certain cash capital contributions to the Company, all as more particularly set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises set forth, the parties agree as follows:

ARTICLE 1
THE COMPANY
          Section 1.1 Organization. Within 5 days following the satisfaction or waiver of each of the Conditions set forth in Sections 3.2(a)(ii)(4)-(7) and 3.2(b)(ii)(5)-(11) hereof, the Members shall form and establish a limited liability company (the “Company”) under and pursuant to the provisions of the Act, and upon the terms and conditions set forth in this Agreement. Notwithstanding the legal formation of the Company by the filing of a certificate of formation, the parties agree that this Agreement shall be in full legal force and effect as to all provisions that relate to anything that shall occur and any and all rights and obligations of the parties that accrue or are in any way relevant during the period prior to the filing of such certificate of formation. It is further expressly understood and agreed that this Agreement shall also be considered a “Contribution Agreement”. Accordingly, MGM hereby agrees to contribute, or to cause the contribution, of the Project to the Company, and DW hereby agrees to contribute its Initial Capital Contribution, on the terms and provisions set forth in this Agreement.
          Section 1.2 Name. The name of the Company shall be CityCenter Holdings, LLC, and all business of the Company shall be conducted solely in such name or in such other name or names as may be Approved by the Board of Directors.
          Section 1.3 Place of Business. The principal office of the Company shall be located at such place within the County as may be approved by the Managing Member.
          Section 1.4 Business of the Company. Subject to Section 1.10 hereof, the business of the Company is to acquire and own the Project Assets and to design, develop, construct, finance, own and operate the Project. In furtherance of its business, the Company shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Delaware on limited liability companies formed under the laws of that State, and may do any and all things related or incidental to its business as fully as natural persons might or could do under the laws of that State. Such power shall include, but shall not be limited to, the creation, ownership and operation of one or more wholly owned subsidiaries for the purposes set forth in Section 1.10 hereof. The Company shall register to do business in the state of Nevada.
          Section 1.5 Purposes Limited. Except as otherwise provided in this Agreement, the Company shall not engage in any other activity or business and none of the Members shall have any authority to hold itself out as an agent of the other Member in any other business or activity.
          Section 1.6 No Payments of Individual Obligations. The Members shall use the Company’s credit and assets solely for the benefit of the Company. Other than as set forth in an Additional Agreement, no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.
          Section 1.7 Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, but excluding its conflict of law principles. The Members shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Members shall execute, file and record in the appropriate records any assumed or fictitious name certificate required by law to be filed or recorded in connection with the formation of the Company and shall execute, file and record such other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.
          Section 1.8 Title to Property. All property, whether real or personal, tangible or intangible, owned by the Company or its Subsidiaries shall be owned in the name of the Company or its Subsidiaries, and no Member shall have any ownership interest in such property in its individual name or right and each Member’s interest in the Company shall be personal property for all purposes.
          Section 1.9 Duration. The Company shall commence on the date of its formation pursuant to Section 1.1 hereof and shall continue until dissolved and liquidated pursuant to law or any provision of this Agreement.
          Section 1.10 Conduct of Business Through Single Purpose Entities. It is the intention of the Members that the Company serve as a holding company and operate its business, and own each, or each potential class, of the properties, through single purpose wholly owned limited liability companies or other wholly owned entities (each, a “Subsidiary” or, together, the “Subsidiaries”).
          Section 1.11 Definitions. As used in this Agreement:
“Acceptance Notice” has the meaning set forth in Section 11.6 hereof.
“Act” has the meaning set forth in Section 1.1 hereof.
“actual knowledge” has the meaning set forth in Section 10.1 or Section 10.2, as applicable.
“Accounted Condo Units” has the meaning set forth in Section 3.2(b)(v) hereof.
“Actual Pre-Closing Development Costs” shall mean the actual amount of aggregate Development Costs paid by MGM and its Affiliates during the period beginning with the inception of the Project and ending on the Closing Date and set forth in the Post-Closing Statement.
“Actual Pre-Closing Residential Proceeds” shall mean the actual amount of (A) cash proceeds received by MGM or its Affiliates, excluding any cash proceeds returned or refunded, from the sale or a contract to sell any residential units in the Project Components since the inception of the Project to the Closing Date less (B) the Sales Expenses related to such condominium units.
“Actual Pre-Opening Costs” shall mean the actual amount of aggregate pre-opening and start-up expenses paid by MGM and its Affiliates during the period beginning with the inception of the Project and ending on the Closing Date and set forth in the Updated Pre-Closing Statement.

“Additional Agreements” shall mean the Development Management Agreement, the Operations Management Agreement, and the Ancillary Agreements.
“Adjusted Capital Account Deficit” has the meaning set forth in Section 5.6 hereof.
“Affiliate” means a person which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified; provided, however, that a Member, as such, shall not be deemed to be an Affiliate of the other Member. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controls”, “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Operating Agreement, as the same may be modified or amended from time to time in accordance with the terms hereof.
“Allocation Statement” has the meaning set forth in Section 3.8 hereof.
“Alternate” has the meaning set forth in Section 9.1 hereof.
“Ancillary Agreement” shall mean an agreement between MGM or its Affiliate and the Company providing for a grant of a lease, easement, or permission to use or occupy any real, personal or intellectual property, including, but not limited to, such matters described in Exhibit B hereto.
“Annual Budget” means, at any time, the annual budget for the day-to-day operations of a Project Component most recently Approved by the Board of Directors in accordance with the terms of this Agreement.
“Anticipated Pre-Financing Construction Costs” has the meaning set forth in Section 3.2(b)(iv) hererof.
“Appraisal Notice” has the meaning set forth in Section 11.8 hereof.
“Appraised Value” has the meaning set forth in Section 11.8 hereof.
“Approval” or “Approved” shall mean, with the respect to the Board of Directors, the approval by (i) majority of all of the Representatives on the Board of Directors entitled to vote on the matter, (ii) as long as MGM or its Affiliate is a Member, at least one Representative designated by MGM, and (iii) as long as DW or its Affiliate is a Member, at least one Representative designated by DW.
“Approved Counsel” means (i) Lionel Sawyer & Collins, (ii) Snell & Wilmer, L.L.P., (iii) Brownstein Hyatt Farber Schreck, and (iv) any other attorney duly licensed in the State of Nevada that has been Approved by the Board of Directors or by all Members in writing.

“Base Initial Contingent Value Adjustment” has the meaning set forth in Section 3.4(b)(v).
“Base Profit Interest” has the meaning set forth in Section 3.4(b) hereof.
“Board of Directors” has the meaning set forth in Section 9.1 hereof.
“Business Day” means each day other than a Saturday, Sunday or any day observed by the Federal, State of Nevada or local government in Las Vegas, Nevada as a legal holiday.
“Business Plan” means, at any time, the Initial Business Plan or any subsequent Business Plan for the Project, prepared by the Managing Member and Approved by the Board of Directors in accordance with Sections 7.9 and 9.3 hereof, as such Business Plan(s) may be, from time to time, amended, modified or supplemented in accordance with the terms and provisions of this Agreement.
“Capital Account” has the meaning set forth in Section 3.6 hereof.
“Casino CO Delay Adjustment” has the meaning set forth in Section 3.2(b)(v) hereof.
“Capital Contribution” shall mean Initial Capital Contribution or Subsequent Capital Contribution.
“Casino Opening Date” has the meaning set forth in Section 4.2 hereof.
“Closing Date” means the date on which the Initial Capital Contributions are made pursuant to Section 3.2, which Closing Date shall not be later than March 31, 2008, provided however, that if approvals that are a condition precedent to either Member’s obligation to make its Initial Capital Contribution have not been obtained as of March 31, 2008 and the parties are using diligent efforts to obtain such approvals, then the Closing Date shall be extended to June 30, 2008.
“Code” means the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.
“Company” means CityCenter Holdings, LLC, a Delaware limited liability company.
“Company Accountants” means Deloitte & Touche, LLP.
“Company Buyout Notice” has the meaning set forth in Section 9.3(d)(iii)(2).
“Company Minimum Gain” shall have the meaning as set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Termination Price” has the meaning set forth in Section 9.3(d)(iii)(2).
“Condition” means the DW Conditions Precedent and the MGM Conditions Precedent.
“Conditional Transfer Price” shall mean, with respect to the Units to be Transferred pursuant to Section 4.2(c), 100% of the Appraised Value of such Units.

“Construction Budget” means, at any time, the budget for the acquisition, development and construction of the entire Project prepared by, or on behalf of, the Managing Member and Approved by the Board of Directors, setting forth in detail, by category and line item, all Development Costs, as such budget shall be amended from time to time in accordance with this Agreement. The Construction Budget shall incorporate costs incurred in connection with the Project since inception of the Project by MGM and its Affiliates. Without limiting the foregoing, the Construction Budget shall allocate and separate all Development Costs among the various Project Components so that the Construction Budget sets forth a maximum amount of Development Costs for each Project Component and the sum of the aggregate budgeted Development Costs for each Project Component will equal the aggregate amount of the Construction Budget. The initial Construction Budget for the Project has been approved by the Members as of the Signing Date. All future Construction Budgets, including any amendments, modifications and/or supplements thereof and thereto, will be in the same form as the Construction Budget. A summary of the Construction Budget is set forth on Exhibit J.
“Construction Budget Adjustment” has the meaning set forth in Section 3.2(b)(v) hereof.
“Contingent Value Adjustment” has the meaning set forth in Section 3.2(b)(v) hereof.
“Contingent Value Adjustment Distribution” has the meaning set forth in Section 3.2(b)(v) hereof.
“County” means Clark County, Nevada.
“CPI” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, Los Angeles-Anaheim-Riverside, All Items (1982-84 = 100), or any successor index thereto, as such successor index may be appropriately adjusted to establish substantial equivalence with the CPI, or if the CPI ceases to be published and there is no successor thereto, such other index as shall be Approved by the Board of Directors.
“Current Owners” means Bellagio, LLC, Treasure Island Corp., April Cook Companies, Restaurant Ventures of Nevada, Project CC, LLC, Boardwalk Casino, LLC, and Victoria Partners, a Limited Partnership collectively constituting the owners of legal title to the Project as of the date prior to the date of this Agreement.
“Default Interest Rate” means Prime Rate plus five percent (5%).
“Delinquent Member” has the meaning set forth in Section 3.4 hereof.
“Defaulting Member” has the meaning set forth in Section 13.1 hereof.
“Development Agreement” shall mean that certain Development Agreement, recorded with Clark County Recorders Office on May 23, 2006 as document number 20030523-0005103, by and among the County of Clark and Project CC, LLC D/B/A Project CityCenter, Bellagio, LLC, The April Cook Companies, Treasure Island Corp., Restaurant Ventures of Nevada, Inc., Victoria Partners, a Limited Partnership and Boardwalk Casino, Inc.

“Development Costs” means, without duplication, all of the following fees, costs and expenses incurred or to be paid in connection with the Project: (i) all hard construction costs to construct and complete the entire Project in accordance with the Plans, (ii) whether incurred before or after completion of any particular Project Component, any costs of fit out of such Project Component (which shall include, without limitation, any free rent, tenant improvements or other tenant concessions), (iii) soft costs directly related to the construction of the Project (such as architect’s fees), incurred since inception of the Project, (iv) other soft costs not directly related to hard construction costs of the Project (such as real estate taxes and insurance premiums), in each case, whether paid or unpaid, and (v) all fees, costs and expenses incurred to acquire the Project Assets (excluding the initial Capital Contribution of DW pursuant to this Agreement); provided, however, that Development Costs and Construction Budget shall expressly exclude the capital expenditures and other fees or expenses related to the People Mover.
“Development Management Agreement” shall mean the agreement or term sheet between MGM or its Affiliate and the Company, as approved by the Members, providing for the management by MGM or its Affiliate of the designing, planning, development, construction, sales and marketing of the Project, in either case, in the form attached hereto as Exhibit D.
“Development Manager” shall have the meaning ascribed to it in the Development Management Agreement.
“Disposing Member” has the meaning set forth in Section 11.6 hereof.
“Disposition Notice” has the meaning set forth in Section 11.6 hereof.
“Distributable Cash” has the meaning set forth in Section 6.3 hereof.
“DPA” means the Exon-Florio Amendment at Section 721 of the Defense Production Act of 1950.
“DW” has the meaning set forth in the first paragraph of this Agreement.
“DW Cash Adjustment Distribution” has the meaning set forth in Section 3.2(b)(iii)
“DW Delay Days” has the meaning set forth in Section 3.2(b)(v) hereof.
“DW Gaming Approval” has the meaning set forth in Section 4.2 hereof.
“Early Purchase Procedure” has the meaning set forth in Section 4.2 hereof.
“Encumbrance” means any monetary mortgage, pledge, lien, charge, hypothecation, security interest, or other monetary encumbrances of any nature whatsoever.
“Event of Bankruptcy” has the meaning set forth in Section 13.1 hereof.
“Event of Default” has the meaning set forth in Section 13.1 hereof.

“Excluded Delay Days” has the meaning set forth in Section 3.2(b)(v) hereof.
“Financing” means debt financing, which may be unsecured or collateralized by one or more liens on the Project Assets or any portion thereof (including purchase money financing collateralized by furniture, furnishings, fixtures, machinery or equipment), to be obtained by the Company from one or more commercial banks or other lenders (including vendors or the Members) for the purpose of funding the Project.
“Financing Documents” means all agreements between the Company and any applicable lender evidencing any Financing.
“Fiscal Year” has the meaning set forth in Section 7.5 hereof.
“Force Majeure” shall mean war, terrorism, explosion, bombing, revolution, riots, civil commotion, strikes, lockout, inability to obtain labour or materials, fire, flood, storm, earthquake, hurricanes, tornado, drought, tidal waves, settlement of dredged areas or other acts or elements, accident, government restrictions or appropriation or other causes, whether like or unlike the foregoing, beyond the Development Manager’s control.
“Force Majeure Delay Days” has the meaning set forth in Section 3.2(b)(v) hereof.
“Gaming” means to deal, operate, carry on, conduct, maintain or expose for play any game as defined in applicable Gaming Laws, or to operate an inter-casino linked system.
“Gaming Approvals” means with respect to any action by a particular Person, any consent, finding of suitability, license, approval or other authorization required for such action by such Person from a Gaming Authority or under Gaming Laws.
“Gaming Authority” means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.
“Gaming Components” means all Project Components in which Gaming will take place.
“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapters 462 – 466, and the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.
“Gross Asset Value” has the meaning set forth in Section 3.8 hereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Impasse” has the meaning set forth in Section 9.3 hereof.
“Indemnified Party” has the meaning set forth in Section 2.5 hereof.
“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of Section 13.3 of this Agreement.
“Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of Section 13.3 of this Agreement.
“Individual Adjusted Profit Interest Addition” has the meaning set forth in Section 3.4 hereof.
“Individual Adjusted Profit Interest Subtraction” has the meaning set forth in Section 3.4 hereof.
“Individual Base Profit Interest Addition” has the meaning set forth in Section 3.4 hereof.
“Individual Base Profit Interest Subtraction” has the meaning set forth in Section 3.4 hereof.
“Initial Adjustment Date” has the meaning set forth in Section 3.2(b)(v) hereof.
“Initial Business Plan” has the meaning ascribed to such term in Section 7.9(a), as such Initial Business Plan may be, from time to time, amended, modified or supplemented in accordance with the terms and provisions of this Agreement. As of the date hereof, the Members have each approved the Initial Business Plan.
“Initial Capital Contribution” has the meaning set forth in Section 3.2 hereof.
“Initial Contingent Value Adjustment” has the meaning set forth in Section 3.2(b)(v) hereof.
“Initial Contingent Value Adjustment Distribution” has the meaning set forth in Section 3.2(b)(v) hereof.
“Initial Pre-Closing Development Cost Estimate” shall mean the amount set forth on Exhibit I and is the estimated aggregate Development Costs paid by MGM and its Affiliates during the period beginning with the inception of the Project and ending on the Closing Date.
“Initial Pre-Closing Residential Proceeds Estimate” shall mean the amount set forth on Exhibit I and is the estimated amount of (A) the actual cash proceeds received by MGM or its Affiliates, excluding any cash proceeds returned or refunded, from the sale or a contract to sell any residential units in the Project Components since the inception of the Project to the Closing Date less (B) the Sales Expenses related to such condominium units.
“Initial Pre-Opening Cost Estimate” shall mean the amount set forth on Exhibit I and is the estimated aggregate pre-opening and start-up expenses paid by MGM and its Affiliates during the period beginning with the inception of the Project and ending on the Closing Date.

“Interest” means, with respect to a Member, the percentage ownership interest in the Company represented by the Units owned by such Member.
“Lending Member” has the meaning set forth in Section 3.4 hereof.
“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).
“Lease Agreement” has the meaning set forth in Section 4.2(b) hereof.
“License Breach” has the meaning set forth in Section 13.1(d) hereof.
“Loss” means any loss, liability, claim, damage, expense (including reasonable attorneys’ fees), whether or not involving a third party claim and without taking into account any related insurance payments.
“Major Contract” means any contract under which the Company would be required to make payments or incur liabilities in excess of $50.0 million.
“Major Lease” means any lease agreement under which the Company would be required to make payments, receive payments, or incur liabilities, in each case, in excess of $50.0 million.
“Managing Member” means MGM or its successor as Managing Member.
“Material Competitor” means the entities identified in Exhibit H.
“Member” and “Members” means, individually or collectively, as applicable, the parties named as such in the first paragraph of this Agreement or any successor to either party by Transfer expressly permitted by this Agreement.
“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“MGM” has the meaning set forth in the first paragraph of this Agreement.
“MGM Cash Adjustment Distribution” has the meaning set forth in Section 3.2(b)(iii) hererof.

“MGM MIRAGE” means MGM MIRAGE, a Delaware corporation.
“Net Development Costs” has the meaning set forth in Section 3.2(b)(v) hereof.
“Net Qualified Residential Sale Proceeds” has the meaning set forth in Section 3.2(b)(v) hereof.
“Net Residential Proceeds” shall mean the actual amount of (A) cash proceeds received by the Company or its Affiliates from the sale of any residential units in the Project Components less (B) the Sales Expenses related to such residential units.
“Non-Defaulting Member” shall mean a Member who is not a Defaulting Member.
“Non-Delinquent Member” has the meaning set forth in Section 3.4 hereof.
“Non-Disposing Member” has the meaning set forth in Section 11.6 hereof.
“Non Managing Member” means any Member other than the Managing Member.
“Offer Amount” has the meaning set forth in Section 9.3(d)(iii)(2) hereof.
“Offer Notice” has the meaning set forth in Section 11.6 hereof.
“Offer Period” has the meaning set forth in Section 11.6 hereof.
“Offered Units” has the meaning set forth in Section 11.6 hereof.
“Offeree Member” has the meaning set forth in Section 9.3(d)(iii)(2).
“Offeror Member” has the meaning set forth in Section 9.3(d)(iii)(2).
“Operations Management Agreement” shall mean the agreement or term sheet between MGM or its Affiliate and the Company, as approved by the Members, providing for management of all operations of the Project by MGM or its Affiliate in the form attached hereto as Exhibit E.
“Operations Manager” shall have the meaning ascribed to it in the Operations Management Agreement.
“Party” or “Parties” means MGM, DW, individually or collectively, as appropriate, and their respective successors and assigns.
“Passive Member” has the meaning set forth in Section 11.4 hereof.
“Permitted Liens” means (a) Liens existing on the Signing Date and disclosed to DW either (i) in written correspondence delivered to DW on or prior to the Signing Date, or (ii) in Nevada Title Company report dated September 6, 2006, No. 05-12-0916-MME and Nevada Title Company report dated July 3, 2006, No. 06-07-0488-DTL, (b) Liens on the any property to secure all or part of the cost of improvements or construction thereon; (c) Liens resulting from Liens to any governmental entity, including, but not limited to, pollution control or industrial revenue bond financing, (d) Liens required by any contract or statute in order to perform any contract or subcontract made with or at the request of a governmental entity, (e) mechanic’s materialmen’s carrier’s or other like Liens arising in the ordinary course of business, (f) Liens consisting of zoning or planning restrictions, easements, rights of way, encroachments, conflicts, discrepancies, overlapping of improvements, protrusions, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property in the operation of its business, (g) Liens that are de minimis in nature or amount, (h) Liens for current taxes, assessments, fees, levies and similar charges imposed by any federal, state or local taxing authority, including, without limitation, interest, penalties and additions thereto, and (i) security interests granted by a Delinquent Member pursuant to Section 3.4(a)(v) hereof.
“Permitted Transfer” has the meaning set forth in Section 11.2 of this Agreement.
“Permitted Transferee” means, (i) in the case of MGM: any person or entity, one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly, including through subsidiaries, by MGM MIRAGE, and (ii) in the case of DW: any person or entity, one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly or indirectly, including through subsidiaries, by DW.
“Plans” means, at any time, the plans and specifications for the construction of the Project, together with all additions, modifications, supplements, addenda, and change orders thereto and thereof, in each event Approved by the Board of Directors in accordance with Section 7.9 and 9.3 hereof.
“Pre-Initial Adjustment CC” has the meaning set forth in Section 3.2(b)(iii) hererof.
“Pre-Financing Reserve” has the meaning set forth in Section 3.2(b)(iv) hererof.
“Prime Rate” means the “U.S. prime rate” published in the “Money Rates” or equivalent section of the Western Edition of The Wall Street Journal, provided that if a “prime rate” range is published by The Wall Street Journal, then the highest rate of that range will be used, or if The Wall Street Journal ceases publishing a prime rate or a prime rate range, then the Managing Member will select a prime rate, a prime rate range or another substitute interest rate index that is based upon comparable information.
“Profit Interest” has the meaning set forth in Section 3.4 hereof.
“Profits” has the meaning set forth in Section 5.1 hereof.
“Project” means the development known as CityCenter located in the County of Clark, State of Nevada, which is to consist of the Project Components.
“Project Assets” means all real, personal and intangible property related to or used in connection with any business, operation, enterprise or development that is the Project, but excluding all real, personal and intangible property related to or used in connection with any business, operation, enterprise or development that is not the Project. A description of a portion of the property comprising the Project Assets is set forth in Exhibit C.
“Project Components” means the elements of the Project described on Exhibit A attached hereto.
“Project Owner” has the meaning set forth in the Preamble
“Projected Construction Budget Cost” has the meaning set forth in Section 3.2(b)(v) hereof.
“Projected Net Construction Budget” has the meaning set forth in Section 3.2(b)(v) hereof.
“Projected Residential Sales” has the meaning set forth in Section 3.2(b)(v) hereof.
“Qualified Condo Units” has the meaning set forth in Section 3.2(b)(v) hereof.
“Regulations” means the Treasury Regulations promulgated under the Code.
“Regulatory Allocations” has the meaning set forth in Section 5.5 hereof.
“Replay Notice” has the meaning set forth in Section 9.3(d)(iii)(3) hereof.
“Representative” has the meaning set forth in Section 9.1 hereof.
“Reserve Distribution” has the meaning set forth in Section 3.2(b)(iv) hererof.
“Sales Expenses” with respect to any residential units within the Project Components, shall mean the sales commission and marketing expense related to the sale of such unit.
“Scope Change Cost” has the meaning set forth in Section 3.2(b)(v) hereof.
“Scope Delay Days” has the meaning set forth in Section 3.2(b)(v) hereof.
“Selling Amount” has the meaning set forth in Section 9.3(d)(iii)(2) hereof.
“Selling Member” has the meaning set forth in Section 11.7 hereof.
“Signing Date” has the meaning set forth in the first paragraph of this Agreement.
“Subsidiary” has the meaning set forth in Section 1.10 hereof.
“Subsequent Capital Contribution” has the meaning set forth in Section 3.3 hereof.
“Tag-Along Notice” has the meaning set forth in Section 11.7 hereof.
“Tagging Member” has the meaning set forth in Section 11.7 hereof.

“Tax Matters Partner” has the meaning set forth in Section 7.4 hereof.
“Title Policy” has the meaning set forth in Section 3.2(b) hereof.
“Transfer” means, with respect to a Unit, to directly or indirectly sell, assign, transfer, give, donate, pledge, hypothecate, deposit, alienate, bequeath, devise or otherwise dispose of or encumber such Unit. Notwithstanding the foregoing definition of Transfer, the following are not considered Transfers:
     (a) the transfer of interests (in one or more transactions) of an entity that owns, directly or indirectly, any Units if: (A) the value of the Units held, directly or indirectly, by such entity does not exceed 50% of the fair market value of the total assets of such entity; and (B) the transferor continues to consolidate with the entity for financial reporting purposes; and
     (b) an offering of securities by, or a change of control of, MGM MIRAGE.
“Transfer Breach” has the meaning set forth in Section 13.1(a) hereof.
“Transferee” means a Person to whom a Transfer is made.
“Unauthorized Action” has the meaning set forth in Section 9.1 hereof.
“Unit” has the meaning set forth in Section 3.1 hereof.
“Unreturned Investment” for a Member at any given time shall mean the aggregate amount of such Member’s Capital Contribution made up to that time less the aggregate amount of distributions made to such Member by the Company up to that time.
“Updated Pre-Closing Development Cost Estimate” shall mean the update of the estimated aggregate Development Costs paid by MGM and its Affiliates during the period beginning with the inception of the Project and ending on the Closing Date and set forth in the Updated Pre-Closing Statement.
“Updated Pre-Closing Residential Proceeds Estimate” shall mean the update of the estimated amount of (A) the actual cash proceeds received by MGM or its Affiliates, excluding any cash proceeds returned or refunded, from the sale or a contract to sell any residential units in the Project Components since the inception of the Project to the Closing Date less (B) the Sales Expenses related to such condominium units.
“Updated Pre-Opening Cost Estimate” shall mean the update of the estimated aggregate pre-opening and start-up expenses paid by MGM and its Affiliates during the period beginning with the inception of the Project and ending on the Closing Date and set forth in the Updated Pre-Closing Statement.

ARTICLE 2
THE MEMBERS
          Section 2.1 Identification. MGM and DW shall be the Members of the Company. No other person may become a Member except pursuant to a Transfer specifically permitted under and effected in compliance with this Agreement.
          Section 2.2 Services of Members. During the existence of the Company and, unless otherwise provided in an Additional Agreement, the Members shall be required to devote only such time and effort to Company business as may be necessary to promote adequately the interests of the Company and the mutual interests of the Members, it being specifically understood and agreed that the Members shall not be required to devote full time to Company business, and each Member agrees and acknowledges that each Member and its Affiliates currently do, and at any time and from time to time may, engage in and possess interests in other business or operations of every type and description, independently or with others, including, but not limited to, such business or operations that relate to or compete with the Project; and (i) neither the Company nor the other Member shall by virtue of this Agreement have any right, title or interest in or to such independent ventures or to the income or profits derived therefrom and (ii) nothing in this Agreement or any Additional Agreements shall be deemed to limit, restrict, prohibit, or otherwise abridge each Member’s rights or ability to engage in or possess such interests.
     Section 2.3 Reimbursement and Fees. Unless expressly provided for in this Agreement, approved by each of the Members, or provided for in an Additional Agreement, neither of the Members nor any Affiliate thereof shall be paid any compensation for its management services to the Company provided pursuant to the terms hereof or be reimbursed for out of pocket, overhead or general administrative expenses.
          Section 2.4 Transactions with Affiliates. The Company shall be entitled to employ or retain, or enter into a transaction or contract with a Member or an officer, employee or Affiliate of any Member only after the Board of Directors has Approved such transaction or contract. Other than with respect to fees or other payment provided for, contemplated, or permitted in an Additional Agreement, the compensation and other terms and conditions of any such arrangement with any Member or any officer, employee or Affiliate of any Member shall be no less favorable to the Company than those that could reasonably be obtained at the time from an unrelated party providing comparable goods or services. Except for and subject to the terms of an Additional Agreement, it is expressly understood and agreed that the Company shall not enter into any contracts with an Affiliate of any Member other than at such Affiliate’s cost.
          Section 2.5 Liability of the Members; Indemnification.
               (a) Except as otherwise may be required by applicable law, neither Member nor any officer, director, employee, agent or Affiliate of a Member nor any other Person that serves at the request of the Members on behalf of the Company (collectively, the “Indemnified Parties”) shall be liable for damages or otherwise to the Company or the other Member for any act or omission performed or omitted by it in good faith on behalf of the

Company and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement so long as such act or omission shall not constitute gross negligence, bad faith or willful misconduct with respect to such acts or omissions.
               (b) To the fullest extent permitted by law, the Indemnified Parties shall be defended, indemnified and held harmless by the Company from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to any act performed or omitted to be performed by any one or more of the Indemnified Parties (including, without limitation, to the extent permitted by law, actions or omissions constituting negligence) in connection with the business of the Company; provided, however, that such act did not constitute fraud, willful misconduct or gross negligence on behalf of such Indemnified Party, and provided it shall act in a manner in which it in good faith believes to be in or not opposed to the best interests of the Company; and provided further, however, that any obligation to an Indemnified Party under this Section 2.5 shall be paid first from insurance proceeds under policies maintained by the Company or from third party indemnities or guarantees, and to the extent such obligation remains unpaid, it shall be paid solely out of and to the extent of the assets of the Company and shall not be a personal obligation of any Member. To the extent that any Indemnified Party has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any Member or other Person bound by the terms of this Agreement, such Indemnified Party acting in accordance with this Agreement shall not be liable to the Company, any Member, or any such other Person for its good faith reliance on (i) the advice of accountants or legal counsel for the Company, or (ii) the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of an Indemnified Party otherwise existing at law or in equity, are agreed by all parties hereto to replace or modify such other duties to the greatest extent permitted under applicable Law.
               (c) The Company and each Member (if not the Indemnifying Party) shall be indemnified, defended and held harmless by each Member (the “Indemnifying Party”) from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to (i) any act performed by the Indemnifying Party (including acts performed as the Member) or its authorized representatives, officers, employees, directors, shareholders, partners and members that is not performed in good faith or within the scope of authority conferred upon the Indemnifying Party or the applicable Person under this Agreement, (ii) the fraud, willful misconduct or gross negligence of the Indemnifying Party or its authorized representatives, officers, employees, directors, shareholders, partners and members or (iii) the breach by the Company of any of its representations or warranties made under any joint venture, purchase, loan or other agreement entered into in connection with the acquisition of Project Assets, which breach was solely the result of written information or matters pertaining to the Indemnifying Party provided or confirmed by such Indemnifying Party; provided, however, that no Member shall be required to pay any amount pursuant to this Section 2.5 to the extent that the sum of such payments is greater than the excess of the distributions made, or to be made, by the Company to such Member over the amounts distributed to each Member in accordance with Section 6.1.

               (d) To the fullest extent permitted by law, expenses incurred by an Indemnified Party in defending a civil or criminal action, suit or proceeding arising out of or in connection with this Agreement or the Company’s business or affairs shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount plus interest at the Prime Rate if it is ultimately determined that the Indemnified Party was not entitled to be indemnified by the Company in connection with such action.
               (e) The Company may purchase, at its expense, insurance to insure any Indemnified Party against liability for any breach or alleged breach of its fiduciary responsibilities or any act for which an Indemnified Party may receive indemnification hereunder.
               (f) Any and all indemnity obligations of any party hereto shall survive any termination of this Agreement or of the Company.
ARTICLE 3
CAPITAL CONTRIBUTIONS; LOANS; CAPITAL ACCOUNTS
          Section 3.1 Issuance of Units. Upon formation of the Company, the Company will issue one hundred (100) membership units (each a “Unit” and collectively, the “Units”) to the Members (fifty (50) to each Member). Additional Capital Contributions may be made and, if necessary, additional Units may be issued, in accordance with terms and conditions approved by the Members. Issuance of additional Units pursuant to this Agreement does not constitute an amendment of this Agreement. Exhibit F will be revised from time to time to reflect the Units issued from time to time to the Members. Units shall represent the Interest (including ownership and voting interest), but not necessarily the Profit Interest, of each Member.
          Section 3.2 Initial Capital Contributions by the Members. Each Member shall make its initial Capital Contribution to the Company (“Initial Capital Contribution”) subject to the terms and conditions of this Agreement and in the following manner:
               (a) MGM’s Initial Capital Contribution:
                    (i) On the Closing Date, and subject to the satisfaction or written waiver by MGM of all of the MGM Conditions Precedent (as defined below), MGM will contribute directly or indirectly the Project Assets (including, at MGM’s sole option, through the contribution of all ownership interest in the Project Owner after the contribution of the Project Assets to Project Owner) to the Company on the Closing Date. On the Closing Date, MGM shall execute and deliver to the Company in respect of the Project Assets (i) such instruments reasonably necessary to effectuate the transfer of title, including, but not limited to, a bill of sale or a ground lease, (ii) if applicable, an assignment and assumption of leases, contracts and other intangible property, and (iv) any applicable transfer tax forms. Notwithstanding anything to the contrary contained in this Agreement, the Members stipulate that the initial estimated Gross Asset Value of the Project Assets (net of liabilities securing such contributed property that the Company is considered to assume or take subject to pursuant to Code Section 752) for purposes of determining MGM’s Gross Asset Value of the Project Assets and Initial Capital Contribution to the Company is as set forth in Exhibit F hereto.
                    (ii) The obligation of MGM to make its Initial Capital Contribution shall be conditioned on the satisfaction or written waiver by MGM of the following conditions (collectively, the “MGM Conditions Precedent”):
                         (1) DW shall have performed or complied in all material respects with its obligations and covenants set forth in Section 3.2(b);
                         (2) The Company has been formed pursuant to Section 1.1 hereof;
                         (3) The Company and MGM or an Affiliate of MGM shall have executed and delivered the Operations Management Agreement, the Development Management Agreement, and, to the extent expressly identified in Exhibit B hereof, the Ancillary Agreements;
                         (4) DW shall have obtained all authorization, approval or consent of any court or governmental authority or agency necessary for it to obtain in connection with the formation of the Company, Initial Capital Contributions by DW under Section 3.2(b), and issuance of Units to DW pursuant to Section 3.1;
                         (5) DW is not a Defaulting Member;
                         (6) The applicable waiting period under the HSR Act shall have expired or been terminated; and
                         (7) Either (A) the Committee on Foreign Investment in the United States shall not have commenced an investigation into the transaction contemplated by this Agreement within thirty (30) days after acceptance of the filing of the joint voluntary notice under the DPA, or (B) if such an investigation was so commenced, within fifteen (15) days after completion of investigation, the President of the United States shall not have announced his decision to take action pursuant to the DPA (as such time periods are calculated in the applicable regulations).
                    (iii) Except for the representations and warranties of MGM expressly provided in this Agreement, MGM’s contribution of the Project Assets will be made on as “AS IS” basis, without any express or implied warranties of any kind.
               (b) DW’s Initial Capital Contribution.
                    (i) On the Closing Date and subject to the satisfaction or written waiver by DW, of all of the DW Conditions Precedent (as defined below), DW shall contribute such amount of immediately available cash set forth in Exhibit F, subject to adjustment as provided in Section 3.2(b)(iii) below.

                    (ii) The obligation of DW to make its Initial Capital Contribution required to be contributed on the Closing Date shall be conditioned on the satisfaction or written waiver by DW of the following conditions (collectively, the “DW Conditions Precedent”):
                         (1) There shall not have been any event that has, or that could reasonably be expected to have, a material adverse change in the condition of the Project Assets as a result of a casualty or condemnation, in either case, considered as a whole and after taking into account any insurance and condemnation proceeds received or to be received;
                         (2) MGM shall have performed or complied in all material respects with its obligations and covenants set forth in
Section 3.2(a);
                         (3) The Company has been formed pursuant to Section 1.1 hereof;
                         (4) The Company and MGM or an Affiliate of MGM shall have executed and delivered the Operations Management Agreement, the Development Management Agreement, and, to the extent expressly identified in Exhibit B hereof, the Ancillary Agreements;
                         (5) MGM shall have obtained all authorization, approval or consent of any court or governmental authority or agency necessary for it to obtain in connection with the formation of the Company, Initial Capital Contributions by MGM, and issuance of Units to MGM under Section 3.1;
                         (6) MGM is not a Defaulting Member;
                         (7) The receipt by the Company of a binder, committing various title companies reasonably approved by DW, to issue an ALTA extended coverage owner’s policy of title insurance, with liability in an amount to be reasonably agreed to by the Members (“Title Policy”), insuring fee simple title or leasehold, as applicable, to all real property of the Project in the name of the Project Owner, subject only to those title exceptions approved by DW and including such endorsements as DW shall reasonably require, including, without limitation, a non-imputation endorsement;
                         (8) The receipt by the Company of an ALTA survey of all real property that comprises the Project Assets, showing the location of all buildings, easements, encroachments and the property lines;
                         (9) Either (A) the Committee on Foreign Investment in the United States shall not have commenced an investigation into the transaction contemplated by this Agreement within thirty (30) days after acceptance of the filing of the joint voluntary notice under the DPA, or (B) if such an investigation was so commenced, within fifteen (15) days after completion of investigation, the President of the United States shall not have announced his decision to take action pursuant to the DPA (as such time periods are calculated in the applicable regulations);

                         (10) The applicable waiting period under the HSR Act shall have expired or been terminated; and
                         (11) Approval by the County and recording of a parcel map subdividing the Project to separate all real property of the Project Assets from the adjoining Monte Carlo Hotel and Bellagio Hotel land, subject to arrangements approved by DW relative to the Vdara project that sits on the Bellagio land, which approval shall not be unreasonably withheld by DW.
                    (iii) Initial Capital Contribution Adjustments.
                      (1) Pre-Closing Statement. After the Signing Date, MGM shall use diligent efforts to prepare a statement (“Updated Pre-Closing Statement”) indicating the Updated Pre-Closing Development Cost Estimate, the Updated Pre-Opening Cost Estimate and the Updated Pre-Closing Residential Proceeds Estimate. The Updated Pre-Closing Statement shall be delivered no later than fifteen (15) days prior to the anticipated Closing Date, and MGM shall promptly provide to DW’s accounting and financial advisors all documentation and supporting materials reasonably requested to confirm the amounts indicated in the Updated Pre-Closing Statement.
                      (2) Pre-Closing Adjustments.
                         (A) Pre-Closing Development Cost Adjustment. The “Pre-Closing Development Cost Adjustment” shall mean an amount equal to 50% of the difference between the amount of the Initial Pre-Closing Development Cost Estimate and the amount of the Updated Pre-Closing Development Cost Estimate.
                         (B) Initial Pre-Opening Cost Adjustment. The “Initial Pre-Opening Cost Adjustment” shall mean an amount equal to 50% of the difference between the amount of the Initial Pre-Opening Cost Estimate and the amount of the Updated Pre-Opening Cost Estimate.
                         (C) Pre-Closing Residential Proceeds Adjustment. The “Pre-Closing Residential Proceeds Adjustment” shall mean an amount equal to 50% of the difference between the amount of the Initial Pre-Closing Residential Proceeds Estimate and the amount of the Updated Pre-Closing Residential Proceeds Estimate.
                         (D) Pre-Closing Adjustment Amount. The “Pre-Closing Adjustment Amount” shall mean an amount equal to the Pre-Closing Development Cost Adjustment, plus the amount of the Initial Pre-Opening Cost Adjustment, minus the Pre-Closing Residential Proceeds Adjustment. If the Pre-Closing Adjustment Amount is a positive number, the DW’s Initial Capital Contribution shall be reduced by an amount equal to the Pre-Closing Adjustment Amount, and the initial Gross Asset Value of MGM’s Initial Capital Contribution shall be decreased in an amount equal to two hundred percent (200%) of the amount of the Pre-Closing Adjustment Amount. If the Pre-Closing Adjustment Amount is a negative number, then DW shall be required to contribute cash in addition to DW’s Initial Capital Contribution in an amount equal to the Pre-Closing Adjustment Amount, and the initial Gross Asset Value of

MGM’s Initial Capital Contribution shall be increased in an amount equal to two hundred percent (200%) of the absolute value of the Pre-Closing Adjustment Amount.
                    (3) Post-Closing Statements. After the Closing Date the Members shall use diligent efforts and shall cooperate in good faith to prepare a statement indicating the Actual Pre-Closing Development Costs, the Actual Pre-Opening Costs and the Actual Pre-Closing Residential Proceeds (“Post-Closing Statement”). MGM shall use best efforts to complete the Post-Closing Statement no later than sixty (60) days following the Closing Date, and MGM shall promptly provide to DW’s accounting and financial advisors all documentation and supporting materials reasonably requested to confirm the amounts indicated in the Post-Closing Statement.
                    (4) Post-Closing Adjustment.
                         (A) Post-Closing Development Cost Adjustment. The “Post-Closing Development Cost Adjustment” shall mean an amount equal to 50% of the difference between the amount of the Updated Pre-Closing Development Cost Estimate and the amount of the Actual Pre-Closing Development Costs.
                         (B) Updated Pre-Opening Cost Adjustment. The “Updated Pre-Opening Cost Adjustment” shall mean an amount equal to 50% of the difference between the amount of the Updated Pre-Opening Cost Estimate and the amount of the Actual Pre-Opening Costs.
                         (C) Post-Closing Residential Proceeds Adjustment. The “Post-Closing Residential Proceeds Adjustment” shall mean an amount equal to 50% of the difference between the amount of the Updated Pre-Closing Residential Proceeds Estimate and the amount of the Actual Pre-Closing Residential Proceeds.
                         (D) Post-Closing Adjustment Amount. The “Post-Closing Adjustment Amount” shall mean an amount equal to the Post-Closing Development Cost Adjustment, plus the amount of the Updated Pre-Opening Cost Adjustment, minus the Post-Closing Residential Proceeds Adjustment. If the Post-Closing Adjustment Amount is a positive number, then MGM shall make a cash Capital Contribution an amount equal to the Post-Closing Adjustment Amount, which amount shall be immediately distributed to DW, and the initial Gross Asset Value of MGM’s Initial Capital Contribution shall be decreased in an amount equal to two hundred percent (200%) of the amount of the Post-Closing Adjustment Amount. If the Post-Closing Adjustment Amount is a negative number, then DW shall make a cash Capital Contribution an amount equal to the Post-Closing Adjustment Amount, which amount shall be immediately distributed to MGM, and the initial Gross Asset Value of MGM’s Initial Capital Contribution shall be increased in an amount equal to two hundred percent (200%) of the absolute value of the Post-Closing Adjustment Amount.
                    (iv) At least fifteen (15) days prior to the anticipated Closing Date, MGM shall provide to DW in writing an estimate of all Development Costs to be incurred for the Project for the period between the Closing Date and the anticipated date of the closing of the Financing for the continued construction of the Project (“Anticipated Pre-Financing

Construction Costs”). MGM and DW shall use their respective best efforts to agree on the amount of Anticipated Pre-Financing Construction Costs prior to the Closing Date. On the Closing Date, each of DW and MGM shall pay, or cause to be paid (including through reduction in the exact amount in Initial Cash Distribution), to a Company bank account fifty percent (50%) of the agreed amount of Anticipated Pre-Financing Construction Costs, and the proceeds of such account shall be disbursed by Managing Member as and when required pursuant to the terms of the Development Management Agreement (the “Pre-Financing Reserve”). Within three (3) days of the closing of the Financing and to the extent permitted by the terms and conditions of such Financing, the Company shall distribute to the Members the unspent Pre-Financing Reserve on a pro-rata basis based on each Member’s Profit Interest (“Reserve Distribution”).
                    (v) Contingent Value Adjustment. Promptly following the date of determination of the actual Development Costs (the “Initial Adjustment Date”), DW shall make an additional Capital Contribution, and the Company shall distribute to MGM (“Initial Contingent Value Adjustment Distribution”), in such amount of immediately available cash equal to fifty percent (50%) of the Initial Contingent Value Adjustment.
          To the extent that the Initial Contingent Value Adjustment Distribution is less than one hundred million dollars ($100,000,000), the Company shall (i) if the Base Contingent Value Adjustment is less than zero, retain the Net Qualified Residential Sales up to the amount by which the Base Initial Contingent Value Adjustment is less than zero, and (ii) distribute on a quarterly basis after the payment of the Initial Contingent Value Adjustment Distribution all of the Net Qualified Residential Sale Proceeds, if any, received during such quarter;
          provided, however, that the aggregate Contingent Value Adjustment shall not exceed such amount equal to one hundred million dollars ($100,000,000). The initial Gross Asset Value of MGM’s Initial Capital Contribution shall be increased by two hundred percent (200%) of the Contingent Value Adjustment Distribution.
                    For the purposes of this Agreement,
                    (i) “Initial Contingent Value Adjustment” shall mean an amount equal to the greater of (A) Zero Dollars ($0.00) and (B) the Base Initial Contingent Value Adjustment,
                    (ii) “Base Initial Contingent Value Adjustment” shall mean such amount equal to two hundred million dollars ($200,000,000) less the Construction Budget Adjustment less the Casino CO Delay Adjustment,
                    (iii) “Construction Budget Adjustment” shall mean the amount, if any, by which the Net Development Costs exceeds the Projected Net Construction Budget,
                    (iv) “Casino CO Delay Adjustment” shall mean the amount equal to the multiple of (A) one million dollars ($1,000,000) and (B) the greater of (1) zero and (2) the number equal to (x) the number of days, if any, after December 31, 2009 on which the temporary certificate of occupancy is filed for the Cesar Pelli-designed resort casino within the Project less (y) the Excluded Delay Days,

                    (v) “Projected Construction Budget Cost” shall mean the amount indicated in Exhibit I and as set forth in the Construction Budget provided to DW prior to the Signing Date and agreed to by the Members upon the Signing Date.
                    (vi) “Projected Net Construction Budget” shall mean the Projected Construction Budget Cost plus the Project Pre-Opening Costs less the Projected Residential Sales, in an amount to be agreed by the Members upon the Signing Date.
                    (vii) “Projected Residential Sales” shall mean the amount indicated in Exhibit I and is the aggregate sales proceeds estimated from the projected sale of all of the residential units within the Project Components since the beginning of the inception of the Project less aggregate Sales Expenses as agreed to by the Members upon the Signing Date,
                    (viii) “Net Development Costs” shall mean the actual Development Costs plus Actual Pre-Opening Costs less Actual Residential Sales less Scope Change Cost,
                    (ix) “Actual Residential Sales” shall mean (A) the aggregate sales price, whether paid or payable, from Accounted Condo Units less (B) the Sales Expenses related to such condominium units,
                    (x) “Scope Change Cost” shall mean the Development Cost resulting from any change in the scope of the Project approved by the Board of Directors,
                    (xi) “Excluded Delay Days” shall mean the sum of the Force Majeure Delay Days, the DW Delay Days and the Scope Delay Days,
                    (xii) “Force Majeure Delay Days” shall mean the number of days that the construction or development of the Cesar Pelli-designed resort casino within the Project was delayed as a result of Force Majeure,
                    (xiii) “DW Delay Days” shall mean the number of days that the construction or development of the Cesar Pelli-designed resort casino within the Project was delayed as a result of (A) the Representatives of DW failing to approve or consider proposals, to the extent that approval of such proposals is reasonable necessary for the development or construction of such resort casino and to the extent that such proposals are subject to approval by the Board of Directors or (B) a breach by DW of this Agreement,
                    (xiv) “Scope Delay Days” shall mean the number of days that the construction or development of the Cesar Pelli-designed resort casino within the Project was delayed as a result of a scope change in the Project approved by the Board of Directors,
                    (xv) “Accounted Condo Units” shall mean residential units, in each case, within the Project Components, sold or subject to an executed purchase agreement on or prior to the Initial Adjustment Date,
                    (xvi) “Qualified Condo Units” shall mean all residential units, other than Accounted Condo Units, within the Project Components,

                    (xvii) “Net Qualified Residential Sale Proceeds” shall mean the sales price for sale of Qualified Condo Units less the Sales Expenses related to such Qualified Condo Units,
                    (xviii) “Contingent Value Adjustment Distribution” shall mean the sum of the Initial Contingent Value Adjustment Distribution and all Net Qualified Residential Sale Proceeds distributed to MGM pursuant to this Section 3.2(b)(v),
                    (xvii) “Projected Pre-Opening Costs” shall mean the amount indicated in Exhibit I and is the estimated aggregate pre-opening and start-up expenses to be paid during the period beginning with the inception of the Project and ending on the date of the opening of the Project,
                    (xviii) “Actual Pre-Opening Costs” the actual aggregate pre-opening and start-up expenses to be paid during the period beginning with the inception of the Project and ending on the date of the opening of the Project.
          Section 3.3 No Further Capital Contributions. The Members shall not be required to contribute additional capital or lend any funds to the Company, except as expressly provided in this Article 3 or unless Approved (including with respect to the amount and form thereof) by the Board of Directors. In the event that the Board of Directors Approves any such additional capital contribution (a “Subsequent Capital Contribution”), the amounts to be contributed shall be payable by the Members in proportion to their respective Profit Interests.
          Section 3.4 Failure to Make a Capital Contribution. If a Member fails to make any required Capital Contribution as Approved by the Board of Directors pursuant to Section 9.3, then the Member shall be subject to the provisions of Article 13. In addition, the Non-Delinquent Members may exercise, on notice to that Member (the “Delinquent Member”), one of the following remedies:
               (a) the Non-Delinquent Members may, in proportion to their Profit Interests or in such other percentages as they may agree (the “Lending Member”, whether one or more), to advance the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:
                    (i) The sum advanced constitutes a loan from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member and shall be treated as such by all parties for U.S. federal, state and local income tax purposes;
                    (ii) The unpaid principal balance of the loan and all accrued unpaid interest is due and payable on the tenth day after written demand by the Lending Member to the Delinquent Member;

                    (iii) The unpaid balance of the loan bears interest at the Default Interest Rate, compounded monthly, from the day that the advance is deemed made until the date that the loan, together with all accrued interest, is repaid to the Lending Member;
                    (iv) All amounts distributable by the Company to the Delinquent Member shall (A) be paid to the Lending Member until the loan and all accrued interest have been paid in full; (B) constitute a distribution to the Delinquent Member followed by a repayment of the loan and accrued interest from the Delinquent Member to the Lending Member; and (C) be treated as such by all parties for U.S. federal, state and local income tax purposes;
                    (v) In addition to the other rights and remedies granted to it under this Agreement, the Lending Member has the right to take any action available at law or in equity, at the cost and expense of the Delinquent Member, to obtain payment from the Delinquent Member of the unpaid balance of the loan and all accrued and unpaid interest; and
                    (vi) The Delinquent Member grants to the Company, and to each Lending Member with respect to any loans made to that Delinquent Member, as security, equally and ratably for the payment of all Capital Contributions that the Delinquent Member has agreed to make and the payment of all loans and interest accrued made by Lending Members to that Delinquent Member, a security interest in its assets under the Uniform Commercial Code of the State of Nevada. On any default in the payment of a required Capital Contribution or in the payment of a loan to a Lending Member or interest accrued, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Nevada with respect to the security interest granted. Each Delinquent Member hereby authorizes the Company and each Lending Member, as applicable, to prepare and file financing statements and other instruments that the Managing Member or the Lending Member, as applicable, may deem necessary to effectuate and carry out the preceding provisions of this Section.
               (b) the Non-Delinquent Members may, in proportion to their Profit Interests or in such other percentages as they may agree (the “Non-Delinquent Member”, whether one or more), contribute the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:
                    (i) Immediately following the contribution by the Non-Delinquent Member of a portion or all of the Delinquent Member’s Capital Contribution, the Profit Interest of the Non-Delinquent Member in the Company shall be increased and the Profit Interest of the Delinquent Member in the Company shall be decreased, with the result that such change in Profit Interest shall be permanent, and the Delinquent Member shall not have the option, other than pursuant to this Section 3.4(b), to restore its initial Profit Interest by making a curative Capital Contribution at a later time. The resulting “Profit Interest” of the Non-Delinquent Member shall be the number of percentage points (rounded to the nearest one hundredth of a percentage point) determined in accordance with the following formula: (A) determine the Profit Interest of the Non-Delinquent Member immediately prior to the corresponding Subsequent Capital Contribution, (B) add the Individual Base Profit Interest Addition corresponding to such Member with respect to such Subsequent Capital Contribution, and (C) unless the Delinquent Member was not, as a Defaulting Member, afforded the opportunity to vote for such Subsequent Capital Contribution, add the Individual Adjusted Profit Interest Addition corresponding to such Member with respect to such Subsequent Capital Contribution. The resulting Profit Interest of the Delinquent Member shall be the number of percentage points (rounded to the nearest one hundredth of a percentage point) determined in accordance with the following formula: (A) determine the Profit Interest of such Delinquent Member immediately prior to the corresponding Subsequent Capital Contribution, (B) subtract the Individual Base Profit Interest Subtraction corresponding to such Member with respect to such Subsequent Capital Contribution and (C) subtract the Individual Adjusted Profit Interest Subtraction corresponding to such Member with respect to such Subsequent Capital Contribution. The initial Profit Interest of MGM and DW immediately following the Closing Date shall each be 50%. The Company shall not issue Units to any Member solely to reflect any increase in any Member’s Profit Interest, and a Member’s Interest shall not be deemed to increase or decrease solely as a result of an increase or decrease in the Member’s Profit Interest.
     For the purposes of this Section 3.4(b), (1) “Base Profit Interest” shall mean, with respect to a Member, the percentage equivalent of a fraction, the numerator of which shall be the aggregate Capital Contributions made to the Company by such Member pursuant to this Agreement, and the denominator of which shall be the aggregate Capital Contributions made to the Company by all the Members pursuant to this Agreement, (2) “Individual Adjusted Profit Interest Addition” shall mean the product of (i) 0.5 and (ii) the difference between (A) the Base Profit Interest of such Member immediately after the corresponding Subsequent Capital Contribution and (B) the Base Profit Interest of such Member immediately prior to such Subsequent Capital Contribution, (3) “Individual Base Profit Interest Addition” shall mean the difference between (A) the Base Profit Interest of such Member immediately after such Subsequent Capital Contribution and (B) the Base Profit Interest of such Member immediately prior to such Subsequent Capital Contribution, (4) “Individual Adjusted Profit Interest Subtraction” shall mean the product of (i) 0.5 and (ii) the difference between (A) the Base Profit Interest of such Member immediately prior to such Subsequent Capital Contribution and (B) the Base Profit Interest of such Member immediately after such Subsequent Capital Contribution, and (5) “Individual Base Profit Interest Subtraction” shall mean the difference between (A) the Base Profit Interest of such Member immediately prior to such Subsequent Capital Contribution and (B) the Base Profit Interest of such Member immediately after such Subsequent Capital Contribution.
     By way of illustration, assume that (A) the Base Profit Interest and the Profit Interest of each Member is fifty percent (50%), in each case, immediately prior to a Subsequent Capital Contribution; (B) each of the parties have made a prior Capital Contribution of $3,000,000,000; (C) the Members approve a Subsequent Capital Contribution pursuant to Section 3.3 in the amount of $500,000,000, and (D) DW contributes only $150,000,000 (versus $250,000,000). If MGM contributes the $100,000,000 shortfall by DW in addition to its own $250,000,000 pro rata share of the Capital Contribution, the resulting Profit Interest of MGM following such contribution would be 52.31%, determined as follows:
          Base Profit Interest of MGM after the Subsequent Capital Contribution:

[$3,000,000,000 plus $350,000,000] divided by [$6,500,000,000] = 51.54%
Base Profit Interest of MGM prior to the Subsequent Capital Contribution:
50%
Individual Adjusted Profit Interest Addition of MGM as a result of the Subsequent Capital Contribution:
(51.54%-50%) x 0.5 = 0.77%
Individual Base Profit Interest Addition of MGM as a result of the Subsequent Capital Contribution:
(51.54%-50%) = 1.54%
Profit Interest of MGM after the Subsequent Capital Contribution:
50% + 1.54% + 0.77% = 52.31%.
Accordingly, the resulting Profit Interest of MGM would be 52.31%.
Assume that, following such Subsequent Capital Contribution, each of the Members approve a second Subsequent Capital Contribution pursuant to Section 3.3 in the amount of $100,000,000, and DW fails to contribute any of such second Subsequent Capital Contribution. If MGM contributes the $50,000,000 shortfall by DW in addition to its own $50,000,000 pro rata share of the second Subsequent Capital Contribution, the resulting Profit Interest of MGM following such contribution would be 53.41%, determined as follows:
Base Profit Interest of MGM after the second Subsequent Capital Contribution: [$3,000,000,000 plus $350,000,000 plus $100,000,000] divided by [$6,600,000,000] = 52.27%
Base Profit Interest of MGM immediately prior to the second Subsequent Capital Contribution: [$3,000,000,000 plus $350,000,000] divided by [$6,500,000,000] = 51.54%
Individual Adjusted Profit Interest Addition of MGM as a result of the second Subsequent Capital Contribution:
(52.27%-51.54%) x 0.5 = 0.37%
Individual Base Profit Interest Addition of MGM as a result of the second Subsequent Capital Contribution:
(52.27%-51.54%) = 0.73%

Profit Interest of MGM immediately prior to the second Subsequent Capital Contribution:
52.31%.
Profit Interest of MGM after the second Subsequent Capital Contribution:
52.31% + 0.73% + 0.37% = 53.41%.
          Section 3.5 Additional Remedies for Failure to Make a Capital Contribution. In addition to the remedies provided under Section 3.4, the Company may, on notice to a Delinquent Member, take such action, at the cost and expense of the Delinquent Member, to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in default, together with interest on that amount at the Default Interest Rate from the date that the Capital Contribution was due until the date that it is made, provided, however, that in the event that a Member fails to make its Initial Capital Contribution within ten (10) Business Days following the receipt of written notice from the other Member that the Initial Capital Contribution is due, then such Delinquent Member shall also be required to pay the other Member an “inconvenience fee” equal to ten percent (10%) of any Capital Contribution shortfall. The Delinquent Member’s obligation to make Capital Contributions or repay any loan to a Lending Member shall be recourse to such Delinquent Member (except to the extent and after such time that the Non-Delinquent Member elects to make a contribution of any portion of the Delinquent Member’s Capital Contribution). The Delinquent Member shall have direct liability for the Delinquent Member’s obligation to make Capital Contributions or repay any loan to a Lending Member.
          Section 3.6 Capital Accounts.
               (a) There shall be maintained for each Member a separate capital account (“Capital Account”) which shall be governed and maintained throughout the existence of the Company in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, a Member’s Capital Account shall be increased by (A) the amount of money contributed by such Member to the Company, (B) the Gross Asset Value of any property contributed by such Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to pursuant to Code Section 752), (C) the amount of any Profits allocated to such Member and any items in the nature of income or gain which are specially allocated to such Member hereunder, and (D) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. A Member’s Capital Account shall be decreased by (X) the amount of money and the Gross Asset Value of any property distributed to such Member by the Company (net of liabilities securing such distributed property that such Member is considered to assume or take subject to under Code Section 752), (Y) the amount of any Losses allocated to such Member and any items in the nature of expenses or losses which are specially allocated to such Member hereunder, and (Z) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

               (b) Notwithstanding Section 3.6(a) above, the principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).
               (c) Upon the Transfer of a Member’s Unit in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.
               (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event that at any time during the existence of the Company the Tax Matters Partner, with the advice of legal counsel or accountants, shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Tax Matters Partner may make such modification.
          Section 3.7 Return of Capital. Except as specifically provided herein, no Member may withdraw capital from the Company. To the extent any cash that any Member is entitled to receive pursuant to any provision of this Agreement would constitute a return of capital, each of the Members consents to the withdrawal of such capital. If any capital is, or is to be, returned to a Member, the Member shall not have the right to receive property other than cash, except as otherwise expressly provided in this Agreement. No interest shall be payable on the Capital Contributions made by the Members to the Company. The Members hereby agree that any payment received by MGM or its Affiliate pursuant to an Additional Agreement shall not be deemed a withdrawal of capital by, or a return of capital to, MGM or its Affiliates.
          Section 3.8 Gross Asset Value.
               (a) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:
                    (i) The initial Gross Asset Value for any asset (other than money) contributed by a Member to the Company shall be as determined by the Members by unanimous approval; provided, however, that, to the extent not previous included in the initial Gross Asset Value, the initial Gross Asset Value for the Initial Capital Contribution of MGM shall be adjusted to include the corresponding adjustments made pursuant to Sections 3.2(b)(iii) and 3.2(b)(v) hereof. In connection with the initial Gross Asset Value for the Initial Capital Contribution (other than money), the Tax Matters Partner shall provide to the Members no later than one hundred eighty (180) days after the date of such contribution, a proposed allocation of the initial Gross Asset Value among the corresponding Capital Contribution (other than money) made by a Member (the “Allocation Statement”). The Allocation Statement shall be based upon an appraisal of corresponding Capital Contribution prepared by a independent, qualified appraiser engaged by the Tax Matters Partner at the Company’s expense. Within fourteen (14) days following the date of delivery of such Allocation Statement for the corresponding Capital Contribution, the Members shall have the right to object to such Allocation Statement (by written notice to the Tax Matters Partner), and if any Member so objects, such Member shall provide a written notice of such objection to the Tax Matters Partner setting forth in detail each of the disputed items in the Allocation Statement and the basis for such objection. If no Member provides the Tax Matters Partner with a written notice of such objection within such fourteen (14)-day period, the Allocation Statement shall be deemed to have been accepted and agreed upon by each of the Members, and shall set forth the final and conclusive Gross Asset Value for such Capital Contribution. To the extent that a Member provides a written objection to an Allocation Statement, the Members shall act in good faith to resolve any such objection or dispute as promptly as practicable. If the Members cannot resolve any such disputed item, the item in question shall be resolved by the Company Accountants as promptly as practicable. The fees and expenses of the Company Accountants shall be paid by the Company.
                    (ii) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as Approved by the Board of Directors, as of the following times: (i) the acquisition of additional Units in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of cash or property as consideration for Units in the Company, if (in any such event) such adjustment is necessary or appropriate, in the reasonable judgment of the Members, to reflect the relative economic interests of the Members in the Company; (iii) the liquidation of the Company for U.S. federal income tax purposes pursuant to Regulations Section 1.704 1(b)(2)(ii)(g); or (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member;
                    (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal its gross fair market value on the date of distribution;
                    (iv) The Gross Asset Value of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704 1(b)(2)(iv)(m) and Section 3.8(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 3.8(a)(iv) to the extent that an adjustment pursuant to Section 3.8(a)(ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 3.8(a)(iv); and
                    (v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to Sections 7.2(a)(i), 7.2(a)(ii) or 7.2(a)(iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account from time to time with respect to such asset for purposes of computing Profits and Losses.

               (b) Upon the occurrence of any event specified in Regulations Section 1.704-1(b)(2)(iv)(f), the Members, by unanimous approval, may cause the Capital Accounts of the Members to be adjusted to reflect the Gross Asset Value of the Company’s assets at such time in accordance with such Regulation if the Members, by unanimous approval, determines that the Gross Asset Value of the Company’s assets has materially appreciated or depreciated in such an amount so as to render such adjustment necessary to preserve the economic arrangement of the Members.
               (c) To the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704 1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
ARTICLE 4
COVENANTS
          Section 4.1 Financing. The Members, in consultation and cooperation with each other, shall use all commercially reasonable efforts to obtain committed Financing as promptly as commercially reasonable on terms Approved by the Board of Directors. The Managing Member shall have the responsibility and authority for the negotiation, structuring and documentation of the Financing in consultation with the Board of Directors. The terms and conditions of the Financing, including, without limitation, any guarantees required by the lender, shall be subject to the Approval of the Board of Directors.
          Section 4.2 Licensing.
               (a) Cooperation. Upon formation of the Company, each Member shall use commercially reasonable efforts to prepare, file and process applications to obtain all necessary Gaming registrations, licenses, findings of suitability and approvals from Gaming Authorities that are required for the Company and its Subsidiaries to operate the Project. Further, each Member shall, and shall use commercially reasonable efforts to cause the members of such Members to, use commercially reasonable efforts to prepare, file and process applications to obtain all necessary Gaming registrations, licenses, findings of suitability and approvals from Gaming Authorities that are required in connection with the ownership of an interest in the Company and to obtain as soon as practicable all consents necessary to permit the Company to consummate its purposes as set forth in Section 1.4 hereof without breaching or violating any applicable Gaming Law. Each Member (i) shall, and shall cause its Affiliates to, reasonably cooperate with any investigation by any Gaming Authority having jurisdiction over any Member or any Affiliate of any Member, and use its best efforts to promptly comply with any directives of any such Gaming Authority, and (ii) use its commercially reasonable efforts to cause any transferee of any portion of its Units likewise to so cooperate and comply. Each Member agrees that it shall not intentionally take any action or omit to take any action that would have the effect of adversely affecting any Gaming registration, license, approval, finding of suitability or permit held by any Member or Affiliate thereof. The Members and their Affiliates shall fully cooperate in connection with any review of this Agreement by any Gaming Authority. Each Member shall cooperate reasonably and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, as may be reasonably requested by the other Member or the Managing Member in obtaining the licenses and consents referred to in this Section 4.2. Each Member acknowledges that monetary damages alone would not be adequate compensation for a breach of this Section 4.2 and the Members agree that a non breaching Member shall be entitled to seek a decree or order from a court of competent jurisdiction for specific performance to restrain a breach or threatened breach of this Section 4.2 or to require compliance by a Member with this Section 4.2.
          In the event that either Member shall intentionally obstruct the process for the Gaming Approvals in a manner that results in an unreasonable delay in receiving such Gaming Approvals, then:
                    (i) If DW shall be the party so obstructing and continuing to obstruct ten (10) Business Days after DW’s receipt of written notice specifying such obstruction from MGM, then, at the election of MGM, either (A) MGM may elect to purchase all rights and title to all of the Units owned directly or indirectly by DW and its Affiliates at the lesser of (1) the Conditional Transfer Price and (2) the amount of the Unreturned Investment for DW, and DW will transfer and sell such Units to MGM, or (B) MGM may obtain an injunction to exercise specific performance rights requiring DW’s cooperation with the process for the Gaming Approvals.
                    (ii) If MGM shall be the party so obstructing and continuing to obstruct ten (10) Business Days after MGM’s receipt of written notice specifying such obstruction from DW, then, at the election of DW, either (A) MGM shall purchase all rights and title to all of the Units owned directly or indirectly by DW and its Affiliates at the greater of (1) the Conditional Transfer Price and (2) the amount of the Unreturned Investment for DW, and DW will transfer and sell such Units to MGM, or (B) DW may obtain an injunction to exercise specific performance rights requiring MGM’s cooperation with the process for the Gaming Approvals.
In either event, the payment of the applicable purchase price shall be in cash by wire transfer of federal funds, or at MGM’s option, MGM shall deliver, or cause to be delivered, a promissory note executed by MGM MIRAGE in favor of DW (“MGM MIRAGE Purchase Note”), with all principal due and payable in full within one hundred eighty (180) days following the date from the issuance thereof, with no interest accruing for the first forty five (45) days, but with interest accruing at the per annum rate of the weighted average of the interest rates for all outstanding indebtedness of MGM MIRAGE under its indentures and credit agreements plus two hundred (200) basis points (“Early Purchase Procedure”). In the event the MGM MIRAGE Purchase Note is not paid in full after one hundred eighty (180) days following the date from the issuance thereof, the interest rate on the MGM MIRAGE Purchase Note shall thereafter be increased by three hundred (300) basis points, and DW may exercise all rights and remedies to require MGM MIRAGE to repay all principal and accrued interest with respect to the MGM MIRAGE Purchase Note.

               (b) Delayed Gaming Approval. The Members agree that, in the event that the Managing Member, based on its reasonable judgment, including its consultation with Approved Counsel, believes that the DW Gaming Approvals will likely not be granted or issued until some time after the anticipated Casino Opening Date, the Company and the Managing Member or its Affiliate will enter into one or more lease agreements (the “Lease Agreements”) prior to the anticipated Casino Opening Date, which Lease Agreements, while in effect, would replace the corresponding provisions in the Operations Management Agreement for all Gaming Components, and pursuant to which MGM or its Affiliate will lease all such Gaming Components from the Company and operate and manage such Gaming Components. The terms of such Lease Agreement shall Approved by the Board of Directors and shall provide for such payment terms to the Company to reflect substantially the identical economic benefits that the Company would have realized from such Gaming Components had the Operations Management Agreement been in effect. The Lease Agreements shall terminate five (5) Business Days after the DW Gaming Approvals have been duly issued. For the purposes of this Section 4.2, “DW Gaming Approvals” shall mean all Gaming Approvals necessary for DW to obtain in order for the Company to own or operate, directly or through a Subsidiary, any Gaming Component, for DW to hold any ownership or other interest in the Company, or for MGM or its Affiliates to be associated with DW or its Affiliates in connection with the Project or the Company; provided, however, that, in the event that MGM or its Affiliates are prohibited by the Gaming Authorities in the State of Nevada from being associated with DW or its Affiliates in connection with the Project or the Company, DW Gaming Approvals shall be deemed to have been rejected or revoked, and “Casino Opening Date” shall mean the date on which the Cesar Pelli-designed resort casino opens for business to the public.
               (c) Rejection of Gaming Approval. In the event that the Company obtains an opinion of Approved Counsel or guidance from Approved Counsel or from the applicable Gaming Authorities that the DW Gaming Approvals will likely be rejected or revoked at any time, the Members hereby agree as follows:
                    (i) If, notwithstanding DW’s continuing ownership of the Company, (1) the Company obtains an opinion or guidance from Approved Counsel or from the applicable Gaming Authorities that the Gaming Components may continue to be operated pursuant to the Lease Agreements (or such other arrangements to permit the operating of the Gaming Components) and (2) MGM or its Affiliates are not prohibited from being associated with DW or its Affiliates in connection with the Project or the Company, then DW and MGM shall remain Members of the Company pursuant to this Agreement so long the previous clauses (1) and (2) continue to be true.
                    (ii) If, due to DW’s continuing ownership of the Company, (1) the Company obtains an opinion or guidance from Approved Counsel or from the applicable Gaming Authorities that the Gaming Components may not continue to be operated pursuant to the Lease Agreements (or any other arrangements to permit the operating of the Gaming Components) and (2) MGM or its Affiliates are prohibited from being associated with DW or its Affiliates in connection with the Project or the Company, then MGM may elect to purchase all rights and title to all of the Units owned directly or indirectly by DW and its Affiliates at the amount of the Unreturned Investment for DW, and DW will transfer and sell such Units to MGM. The purchase price for the Units transferred and sold pursuant to this Section 4.2I shall be paid pursuant to the Early Purchase Procedure.
               (d) Remedies Not Exclusive. Availability of any other remedy to the Members under this Agreement, including, but not limited to such remedies set forth in Article 13 hereof, shall not in any manner be deemed to limit, abridge, or restrict the rights of the Members set forth in this Section 4.2.
          Section 4.3 Maintenance of the Project. From the Signing Date until the contribution of the Project Assets on the Closing Date, except as contemplated by this Agreement or as otherwise waived or consented to in writing by DW, MGM shall, or cause its Affiliates to:
               (a) continue to operate, manage, maintain, service and protect the Project Assets consistent with past practice, and in any event in a commercially reasonable and prudent manner; including maintaining liability and other all other material insurance in commercially reasonable amounts;
               (b) not (1) sell, assign, convey, transfer or lease all or any portion of the Project Assets other than the sales of condominiums in accordance with the Initial Business Plan or in the ordinary course of business, (2) grant, create, or incur any Lien (other than a Permitted Lien) on the Project Assets which did not exist before the Signing Date, or (3) other than Permitted Liens, amend, modify or otherwise supplement any existing lease, contract or Lien affecting the Project Assets; and
               (c) use reasonable efforts to notify DW of the existence or occurrence of any fact or circumstance of which MGM becomes aware which materially adversely affects the ability of MGM or DW, respectively, to make its Initial Capital Contribution or otherwise to satisfy MGM’s or DW’s respective obligations under this Agreement.
          Section 4.4 Ancillary Agreements.
          (a) The Company and MGM or an Affiliate of MGM shall in good faith negotiate the terms and conditions of the Ancillary Agreements. The cost to the Company under an Ancillary Agreement identified in Exhibit B shall be provided for in the Construction Budget or an Annual Budget. In the event that the capital or operating costs related to one or more Ancillary Agreements described in Exhibit B are in excess of the amount set forth in the Construction Budget or Annual Budget, in each case, as Approved by the Board of Directors, MGM or MGM MIRAGE solely shall be responsible for payment of all such excess costs related to the Ancillary Agreements.
          (b) In the event of any Ancillary Agreement that is not described on Exhibit B, the improvements and/or services and benefits required for the Company to have the benefits thereunder shall be provided by MGM or MGM MIRAGE to the Company, and MGM’s only fee shall be a reimbursement of MGM’s out-of-pocket cost to provide such improvements and/or services and benefits.
          (c) MGM shall enter into, or cause its Affiliates to enter into, any Ancillary Agreements necessary to develop, construct and operate the Project in accordance with the Business Plan.
          Section 4.5 FAA Determination Letters. Promptly after the Closing Date, MGM and its Affiliates shall use commercially reasonable efforts to keep in effect the applicable determination letters from the Federal Aviation Agency necessary for the planned height of the proposed buildings in the Project.
          Section 4.6 Development Agreement: MGM and its Affiliates shall use commercially reasonable efforts to amend, or cause to be amended, the Development Agreement necessary to include in such Development Agreement such number of condominium units that are contemplated by MGM as of the Signing Date for the Project.
          Section 4.7 HSR Act. DW shall make the filings required of DW under the HSR Act as soon as is practicable, and shall use reasonable best efforts to do so within five (5) Business Days of the Signing Date and, concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, request early termination of the HSR Act waiting period. All filing fees for such filings shall be borne equally by the Members.
          Section 4.8 DW Notification Obligation. From the Signing Date until the contribution of the Initial Capital Contribution by DW on the Closing Date, DW shall, or cause its Affiliates to use reasonable efforts to notify MGM of the existence or occurrence of any fact or circumstance of which DW becomes aware which materially adversely affects the ability of MGM or DW, respectively, to make its Initial Capital Contribution or otherwise to satisfy MGM’s or DW’s respective obligations under this Agreement.
          Section 4.9 People Mover Construction Obligation. The Company’s liability for capital expenditures, which will not be included in the Construction Budget and which will not be included in determining Development Costs, related to the automated people mover system which traverses the Project (“People Mover”) shall be limited to Fifty Million Dollars ($50,000,000), and MGM and/or MGM MIRAGE solely shall be responsible for payment of all capital expenditures related to the People Mover in excess of Fifty Million Dollars ($50,000,000).
          Section 4.10 Income Tax on Condominiums.
          a. With respect to the first “True Proceeds”, as defined below, received by the Company from closings of the sales or contracts of sale of any residential units in the Project Components, DW’s maximum income tax liability, as determined by DW, for federal, state, and foreign income tax purposes (collectively the “DW Tax Liability”) with respect to any gain allocated by the Company to DW with respect to the Condo Sales shall be limited to Ten Million Dollars ($10,000,000). MGM shall make a capital contribution to the Company in an amount equal to the excess, if any, of the DW Tax Liability over $10,000,000 (the “MGM Additional

Contribution”). The Company will distribute the MGM Additional Contribution to DW immediately upon DW’s request. The amount of any MGM Additional Contribution shall be determined by MGM, subject to review by DW, on a quarterly basis with such amount to be funded in cash by MGM no later than thirty (30) days after the end of each quarter. “True Proceeds” shall mean the amount equal to $2.673 billion less Actual Pre-Closing Residential Proceeds.
          b. With respect to Net Residential Proceeds received by the Company in excess of the first True Proceeds from closings of the sales of any residential units in the Project Components, each of the Members shall be responsible for its respective tax liability.
          c. The capital accounts of the Members with respect to the MGM Additional Contribution shall be adjusted such that each of MGM and DW’s percentage of total capital of the Company immediately before the MGM Additional Contribution equals each such Member’s percentage of total capital of the Company immediately after the MGM Additional Contribution and the distribution of such amount by the Company to DW (assuming for this purpose that such amount is immediately distributed by the Company to DW). For example, if immediately before a MGM Additional Contribution the total capital of the Company was $5.4 billion and MGM and DW each shared in 50% of such total capital or $2.7 billion each, upon a $.1 billion MGM Additional Contribution to the Company DW and MGM’s capital account balance immediately after the MGM Additional Contribution would be $2.7 billion and $2.6 billion, respectively. Subsequently, the distribution of the MGM Additional Contribution of $.1 billion to DW will reduce DW’s capital account balance to $2.6 billion, and therefore allow DW and MGM’s capital account balance to be in the proper ratio of 50% each. In no event will this adjustment affect DW or MGM’s Profit Interest.
          Section 4.11 Closing Date Balance Sheet. MGM shall deliver to DW a balance sheet for the Project indicating the historic costs and liabilities related to the Project and the Project Assets as of the end of the most recent calendar month ending no fewer than twenty (20) days prior to the Closing Date.
ARTICLE 5
ALLOCATION OF PROFITS AND LOSSES
          Section 5.1 Allocation of Profits and Losses.
               (a) In General. Except as otherwise expressly provided in this Agreement, the Company’s Profits and Losses shall be credited or debited, as the case may be, as set forth below in this Section 5.1.
               (b) Profits. After giving effect to any special allocations required under this Agreement and not contained in this Section 5.1(b), Profits for any Fiscal Year shall be allocated in the following order and priority:
                    (i) First, to the Members in proportion to, and to the extent of, the excess, if any, of: (A) the cumulative Losses allocated to the Members pursuant to Section

5.1(c)(ii) for all periods, over (B) the cumulative Profits allocated to the Members pursuant to this Section 5.1(b)(i) for all periods; and
                    (ii) Thereafter, to the Members in proportion to their respective Profit Interests.
               (c) Losses. After giving effect to any special allocations required under this Agreement and not contained in this Section 5.1, and subject to Section 5.6, Losses for any Fiscal Year shall be allocated in the following order and priority:
                    (i) First, to the Members in proportion to, and to the extent of, the excess, if any, of (A) the aggregate Profits allocated to the Members pursuant to Section 5.1(b)(ii) for all periods, over (B) the aggregate Losses allocated to the Members pursuant to this Section 5.1(c)(i) for all periods; and
                    (ii) Thereafter, to the Members in proportion to their respective Profit Interests.
          Section 5.2 Minimum Gain Chargeback Allocation Provisions.
               (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
               (b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          Section 5.3 Qualified Income Offset. Notwithstanding any other provision of this Agreement, should a Member unexpectedly receive an adjustment, allocation or distribution described in Regulations Section 1.704 1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member’s Capital Account, such Member shall be specially allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate, to the extent required by such Regulations, such deficit balance as quickly as possible. This Section 5.3 is intended to comply with the qualified income offset requirement in Regulations Section 1.704 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          Section 5.4 Nonrecourse Deductions.
               (a) In General. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their respective Profit Interests.
               (b) Partner Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
          Section 5.5 Curative Allocations. The allocations set forth in Sections 5.2, 5.3 and 5.4, above, (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset as quickly as possible with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.5 so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations had not occurred.
          Section 5.6 Limitation on Losses.
               (a) “Adjusted Capital Account Balance” means, with respect to any Member, the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
                    (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or as determined pursuant to Regulations Section 1.704 1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704 2(g)(1) and 1.704 2(i)(5); and
                    (ii) Debit to such Capital Account the items described in clauses (4), (5) and (6) of Section 1.704 1(b)(2)(ii)(d) of the Regulations.
     The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704 1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

               (b) Notwithstanding the provisions of this Article 5, loss allocations to a Member shall be made only to the extent that such loss allocations will not create an Adjusted Capital Account Deficit for that Member at the end of any Fiscal Year in excess of the sum of such Member’s share of Company Minimum Gain, such Member’s share of Member Nonrecourse Debt Minimum Gain and (without duplication) the amount, if any, that such Member is obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(d)(3). If and to the extent an allocation of Losses is not made to a Member by reason of the preceding sentence, then such Losses shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under the preceding sentence). In the event there are any remaining Losses in excess of the limitations set forth in the preceding two sentences, such remaining Losses shall be allocated among the Members in accordance with their Profit Interests as determined under Regulations Section 1.704-1(b)(3). Any Losses reallocated under this Section shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article 5, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Article 5, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article 5 as if no reallocation of Losses had occurred under this Section.
          Section 5.7 Section 704I Tax Allocations. In accordance with Code Section 704I and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the “traditional method” pursuant to the Regulations Section 1.704-3(b). If the Gross Asset Value of any Company asset is adjusted pursuant to Section 3.8(b) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder using the “traditional method” pursuant to the Regulations Section 1.704-3(b). The Tax Matters Partner will make any elections or other decisions relating to such allocations in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.7 are solely for purposes of U.S. federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
          Section 5.8 Allocations Between Transferor and Transferee. Upon the Transfer of all or any portion of a Member’s Units in accordance with the provisions of this Agreement, Profits and Losses with respect to such Units so Transferred shall be allocated between the transferor and transferee of such Units on the basis of the computation method which is in the best interest of the Company, provided such method is in conformity with the methods prescribed by Code Section 706 and Regulations Section 1.706-1I(2)(ii). Distributions of Distributable Cash shall be made to the holder of record of such Units on the date of distribution.
          Section 5.9 Regulations Interpretation. For purposes of this Agreement, the Regulations Sections referred to herein shall be read and interpreted by substituting the term

“Company” for the term “Partnership”, and by substituting the term “Member” for the term “Partner”.
ARTICLE 6
NON LIQUIDATING DISTRIBUTIONS
          Section 6.1 Initial Distribution. Simultaneous with MGM’s contribution of the Project Assets to the Company, the Company shall distribute to MGM an amount equal to the Initial Capital Contribution of DW pursuant to Section 3.2(a)(i) hereof, subject, however, to the Pre-Closing Adjustment and subject to any contribution to the Pre-Financing Reserve effectuated through the reduction of cash distribution. The Company shall distribute to the applicable Member promptly, but no later than one (1) day following the receipt of the corresponding Capital Contribution or payment, the Post-Closing Adjustment Amount, if any, and the amount of the Contingent Value Adjustment Distribution, if any.
          Section 6.2 Tax Distribution. The Company shall distribute quarterly to the Members in accordance with their Profit Interest, to the extent cash is available to the Company, an amount sufficient to enable the Members (or, if applicable, the owners or members of such Member) to fund their U.S. federal income tax liabilities attributable to their respective distributive shares of net taxable income of the Company (calculated for each Member (or, if applicable, the owners or members of such Member) net of any taxable loss of the Company previously allocated to such Member (or, if applicable, the owners or members of such Member) and not previously offset by allocations of taxable income), in each case assuming that each Member (or, if applicable, the owners or members of such Member) is taxable at the highest marginal U.S. federal income tax rate applicable to a corporation. The amounts to be distributed to a Member as a tax distribution pursuant to this Section 6.2 in respect of any Fiscal Year shall be computed as if any distributions made pursuant to Section 6.4 during such Fiscal Year were a tax distribution in respect of such Fiscal Year.
          Section 6.3 Distributable Cash. The term “Distributable Cash” with respect to the Company for any period shall mean an amount equal to the total cash revenues and receipts of the Company from any source (including capital contributions, loans and refinancings) for such period, less the sum of (i) all operating expenses paid or incurred by the Company, including current principal and interest payments on the Construction Financing and other Company indebtedness, but excluding any distributions pursuant to Section 6.2, (ii) all capital expenditures made by the Company and (iii) the amount established during such period for reserves in accordance with the Business Plan for anticipated costs, expenses, liabilities and obligations of the Company, working capital needs of the Company, savings or other appropriate Company purposes.
          Section 6.4 Distribution of Distributable Cash. Distributable Cash with respect to the Company for each fiscal quarter shall be distributed in accordance with the Business Plan or as Approved by the Board of Directors, in the following order of priority:
               (a) first, to the Members to repay amounts, if any, lent by them to the Company, to the extent permissible, including any payments made by such Member to any lender in connection with any liability assumed on behalf of the Company, any such payments to be made on a pro rata basis according to the then outstanding balances of such loans or payments on account of credit enhancements, with such payments applied first against accrued interest; and
               (b) the balance, if any, to the Members, pro rata in proportion to their respective Profit Interests.
ARTICLE 7
ACCOUNTING AND RECORDS; CAPITAL BUDGETS
          Section 7.1 Books and Records. The books and records of the Company, and the financial position and the results of its operations recorded, shall reflect all Company transactions, and shall otherwise be appropriate and adequate for the Company’s business in accordance with the Act and with generally accepted accounting principles for both financial and tax reporting purposes and for purposes of determining net income and net loss. The books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The fees of independent accountants incurred by the Company for the preparation of all tax returns and audited financial statements for the Company shall be at the Company’s expense. Each Member and their respective duly authorized representatives shall, at its sole expense, have the right, at any time without notice to the other, to examine, copy and audit the Company’s books and records during normal business hours.
          Section 7.2 Reports.
               (a) Within twenty (20) days after the end of each Fiscal Year, within fifteen (15) days after the end of each of the first three fiscal quarters thereof, and within twelve (12) days after the end of each calendar month other than March, June, September and December, the Managing Member shall cause the Members to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period, and a statement of income or loss for the Company for such period. Quarterly and annual statements shall also include a statement of the Members’ Capital Accounts and changes therein for such fiscal quarter or Fiscal Year, as applicable. Annual statements shall be audited by the Company Accountants, and shall be in such form as shall enable the Members to comply with all reporting requirements applicable to either of them or their Affiliates under the Securities Exchange Act of 1934, as amended. The audited financial statements of the Company shall be furnished to the Members within fifty (50) days after the end of each Fiscal Year.
               (b) As promptly as practicable, but in any event no later than one hundred eighty (180) days after the end of the Company’s taxable year, the Managing Member shall cause to be prepared and distributed to each Member all information necessary for the preparation of such Member’s U.S. federal and state income tax returns, including a statement showing such Member’s share of income, gains, losses, deductions and credits for such year for U.S. federal and state income tax purposes and the amount of any distributions made to or for the account of such Member pursuant to this Agreement.

               (c) The Managing Member shall also provide to each Member monthly reports, or more frequent reports if appropriate, concerning the status of development activities and construction, recent leasing, sales and financing activities for the Project, which reports shall be in a form reasonably acceptable to the Members and shall include, among other things, a general description of all leases and contracts of sale which have been executed and all Major Leases and Major Contracts of sale which are currently under negotiation, as well as the status of all litigation (other than that which is covered by insurance if the insurance carrier has accepted a tender of defense by the Company or the Project Owner without any reservation of rights unless such litigation, if successful, would result in a loss to the Company in excess of $1,000,000, net of insurance coverage). During construction of the Project, the Managing Member shall provide to each Member copies of any reports that it sends to the lender providing an applicable construction loan. After completion of construction of the Project, the Managing Member shall also provide to each Member monthly reports concerning the marketing, sales, leasing, and, if applicable, hotel occupancy and operations, which reports shall be in a form reasonably acceptable to the Members, as well as copies of any reports it provides to any lender providing permanent financing for the Project or any Project Component. Without limiting the foregoing, the Managing Member shall notify the Members of any material threatened or actual litigation involving the Company, the Project Owner or the Members (as Members of the Company) promptly after the Managing Member becomes aware thereof. During any construction occurring on any real property owned or leased directly or indirectly by the Company and/or the Project Owner (including, without limitation, the initial construction of the Project), the monthly report shall also be accompanied by the weekly job meeting minutes prepared by the general contractor, commencing one (1) week after the commencement of such construction and continuing until the completion of construction (or such later date if such meetings continue thereafter). During the initial construction of the Project, the Members or their representatives may attend the regularly scheduled weekly construction job meetings regarding such development and initial construction until completion of such construction, and the Members shall be invited to attend, and shall be provided with prior notice of, any regularly scheduled meetings or major meetings scheduled in advance. Upon DW’s reasonable request, MGM shall provide DW with such reasonable information, analyses and reports prepared by or on the behalf of the Managing Member that are related solely to the Project and in a form that may be presented in a manner to preserve the confidential, proprietary or sensitive information of MGM or its Affiliates.
               (d) All financial information to be delivered hereunder shall be delivered both electronically and as hard copies.
          Section 7.3 Tax Returns. The Managing Member, at the expense of the Company, shall prepare or cause the Company Accountants to prepare all income and other tax returns, on an accrual basis, of the Company, which returns shall be sent to the Members within one hundred eighty (180) days after the end of each Fiscal Year, and cause the same to be filed in a timely manner. The Managing Member shall furnish to each Member a copy of each such return as soon as it has been filed, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs. Each of the Members shall, in its respective income tax return and other statements filed with the Internal Revenue

Service or other taxing authority, report taxable income in accordance with the provisions of this Agreement.
          Section 7.4 Tax Matters Partner. The Managing Member is hereby designated as the “tax matters partner” of the Company as defined in Section 6231 of the Code and, to the extent authorized or permitted under applicable law, the Managing Member shall represent the Company in connection with all examinations of Company affairs by taxing authorities, including, without limitation, resulting administrative and judicial proceedings. The Tax Matters Partner agrees to promptly notify the Members upon the receipt of any correspondence from any U.S. federal, state or local tax authorities relating to any examination of the Company’s affairs, to consult with and allow for the participation by the Members in connection with the making of any elections, the progress of any such examination, and further the Tax Matters Partner agrees not to settle any tax matters resulting from such examination without the Approval of the Board of Directors.
          Section 7.5 Fiscal Year. The “Fiscal Year” of the Company shall be the calendar year. As used in this Agreement, a Fiscal Year shall include any partial Fiscal Year at the beginning or end of the term of the Company.
          Section 7.6 Bank Accounts. The Managing Member shall be responsible for causing one or more accounts to be maintained in one or more banks, which accounts shall be used for the payment of expenses incurred in connection with the business of the Company, and in which shall be deposited any and all cash receipts. Such accounts shall be maintained in a bank or banks in Nevada to the extent required by applicable law. All such amounts shall be and remain the property of the Company and shall be received, held and disbursed by the Company for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Company, and no other funds shall be commingled with such funds.
          Section 7.7 Tax Elections.
               (a) At the request of any Member, the Managing Member, on behalf of the Company, shall elect to adjust the basis of the assets of the Company for U.S. federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of Company property as described in Section 734 of the Code or a transfer by any Member of its Units as described in Section 743 of the Code.
               (b) The Tax Matters Partner shall make decisions with respect to any tax dispute (subject to the Approval of the Board of Directors) as well as elections (subject to the Approval of the Board of Directors for elections that materially impact the tax liabilities of the Members) with respect to tax treatment of various items; provided however, that (i) the Members shall have the right to participate in any administrative or judicial proceeding at the Company level at its own expense; (ii) the Tax Matters Partner shall not enter into a settlement of any Company item that is binding on the other Members without the prior written consent of all of the Members and (iii) shall notify the Members of any proposed settlement of any Company item and shall consult in good faith with, and take into account reasonable comments made by any Member with respect to such proposed settlement.

          Section 7.8 [Reserved.]
          Section 7.9 Business Plan and Budgets.
               (a) Prior to the date hereof, MGM has prepared and delivered to DW for its review and approval, (i) the Construction Budget, (ii) a pre-opening budget for the Project and (iii) a written, detailed business plan for the Project setting forth the proposed development, construction, management, financing, operation, leasing and/or sale plans for the Project. The business plan is incorporated herein by reference and has been jointly approved by the Members, as of the Signing Date, and together with the other components described in clauses (i), (ii) and (iii) shall be referred to herein as the “Initial Business Plan”. The Managing Member shall deliver, or cause to be delivered, to DW (I) on the Closing Date, (II) prior to the beginning of each Fiscal Year and at (III) such other times as determined by the Managing Member, an updated Business Plan for the Project, containing the components described in clauses (ii), (iii) and (iv) of this Section 7.9(a). Any modifications to the previously approved Business Plan shall be subject to the Approval of the Board of Directions to the extent required in accordance with Section 9.3 of this Agreement.
               (b) At least ninety (90) days prior to the estimated completion of the Project and at the beginning of each Fiscal Year thereafter, the Managing Member shall cause the Operations Manager to prepare and submit to the Board of Directors for its review, (i) a preliminary Annual Budget for each Project Component for the upcoming Fiscal Year and (ii) a proposed business plan for each Project Component (x) setting forth the proposed, financing, operation, leasing and/or sale plans with respect to the applicable Project Component and (y) including, without limitation, (1) a detailed description of the anticipated rents and operating expenses, the maintenance and repair of the applicable Project Component and any planned or required improvements to such Project Component and (2) a detailed marketing report, which, at a minimum, sets forth a list of expected vacancies and a description of anticipated rents or other revenues over the applicable year and any related costs and expenses. Such business plan, once Approved by the Representatives on the Board of Directors in accordance with Section 9.3 of this Agreement shall be referred to herein as a “Business Plan” and, collectively, the “Business Plans” for the applicable Project Component. Each Annual Budget shall show all projected expenditures for operating expenses and capital improvements and all projected revenues from any source for the Project Component covered by such Annual Budget. In addition, each such Annual Budget shall be prepared on both a cash and accrual basis and shall be in a form that has been Approved by the Board of Directors. All projections in each Annual Budget shall be done on a monthly basis. The Members acknowledge that the preliminary Annual Budget for a Project Component provided pursuant to this Section 7.9(b) will necessarily reflect only preliminary estimates of items of income and expense, and is subject to subsequent revision as contemplated by subclause (e) below.
               (c) Prior to the beginning of each Fiscal Year after completion of the Project, the Managing Member shall submit to the Board of Directors for its review, a revised Annual Budget for each Project Component. Such revised Annual Budget shall take into account changes, if any, suggested by the Members and/or the Board of Directors and any other circumstances of which the Managing Member has become aware since the distribution of the prior Annual Budget for such Project Component. Such revised Annual Budget, once Approved by the Board of Directors in accordance with Section 9.3 of this Agreement shall replace the prior Annual Budget for such Project Component.
               (d) If the Board of Directors is unable to agree upon a Business Plan or Annual Budget prior to the first day of the Fiscal Year in question, then each Member, agreeing to use all good faith, commercially reasonable efforts to do so and subject to the terms of any Financing Documents then in effect, shall provide for the Business Plan and Annual Budget for such Project Component in effect for the Fiscal Year then expiring to be utilized until a new Business Plan and/or Annual Budget, as applicable, has been Approved, with the line items in such expiring Business Plan or Annual Budget that have not been Approved by the Board of Directors to be adjusted as follows: (x) insurance, taxes, common charges, utilities, debt service, labor expenses and required capital expenditures (necessary to comply with any applicable laws or existing contractual obligations) shall each be adjusted to actual amounts, (y) all capital and non-recurring items (other than the aforesaid required expenditures) for the current calendar year in such Annual Budget shall remain the same as in the expiring Annual Budget, and (z) all other expense line items shall be adjusted by an amount equal to the CPI Annual Percentage Increase (as hereinafter defined) as of the date of the expiring Annual Budget. The line items in the Business Plan and/or Annual Budget has have been Approved by the Board of Directors shall replace the applicable line items in the prior Business Plan and/or Annual Budget. The “CPI Annual Percentage Increase” computed as of a particular calendar month shall be equal to the percentage difference between the CPI for such calendar month and the CPI for the calendar month which is twelve (12) months prior to such calendar month. The Managing Member shall be entitled to make expenditures of Company funds in accordance with the foregoing.
               (e) After the Closing Date, no less often than four (4) times per year, but in no event later than February 10, May 10, August 10 and November 10 of each year, the Managing Member shall prepare, or cause to be prepared, and submit to the Board of Directors for its review, updated sales projections for the condominiums and condo-hotel units at the Project with variance calculations indicating the differences in average sales price and sales volume for the condominium and condo-hotel units compared to the most recently Approved Business Plan.
               (f) If the proposed Business Plan and Annual Budget for a Project Component are each Approved by the Board of Directors, then the same shall be the Business Plan and Annual Budget for such Project Component for the next Fiscal Year. Notwithstanding anything to the contrary set forth herein, at any time prior to the day which is sixty (60) days before the beginning of the Fiscal Year to which the proposed Business Plan and Annual Budget for a Project Component relate, if either Member becomes aware of circumstances that require a change to such proposed Business Plan or Annual Budget, then the Managing Member shall submit a revised Business Plan and/or Annual Budget for such Project Component to the Board of Directors for its Approval.
               (g) The Managing Member shall be obligated to keep DW and the Board of Directors advised of material changes to the Plans (and the anticipated effect of such changes on the applicable Construction Budget) and the Approval of the Board of Directors shall be required for any material scope changes or other material modifications to the Plans.
          Section 7.10 Ownership Ledger. The Company shall maintain a ledger in its principal place of business in Nevada which shall at all times reflect the current ownership of the Units and shall be available for inspection by any applicable Gaming Authorities and their authorized agents at all reasonable times, without notice.
ARTICLE 8
CONFIDENTIALITY; INTELLECTUAL PROPERTY
          Section 8.1 Confidential Treatment of Information. Each of the Members agrees, and shall cause each of its Affiliates (i) not to disclose any material information concerning the Company or its business to the press or the general public without the approval of the other Member, such approval not to be unreasonably withheld or delayed and (ii) to retain in strict confidence any proprietary confidential information and trade secrets of the other Member, whether disclosed prior to or after the date hereof, and not to use or disclose to persons other than the Member or its Affiliates (“third parties”), and to use its best efforts to cause its employees, agents and consultants not to use or disclose to third parties, such proprietary confidential information or trade secrets without the approval of the other Member, unless in either case it can be established by the disclosing party that such information:
               (a) at the time of disclosure is part of the public domain and readily accessible to the public or such third party;
               (b) at the time of disclosure is already known by the receiving party otherwise than pursuant to a breach of an obligation of confidentiality;
               (c) is required by applicable law, regulation or court order to be disclosed; or
               (d) is required by any vendor, supplier or consultant in order to carry out the business of the Company, provided that the disclosing Member shall obtain the written agreement and obligation of such third party, in a form reasonably satisfactory to the other Member, prior to disclosing such information, that all of the provisions of this Article 8 shall apply with equal effect to such third party. The Company shall be a third party beneficiary of any such written agreement.
          Section 8.2 Intellectual property. The Company shall own all trademarks, service marks, trade names, logos, copyrights or other intellectual property created expressly for the Project by MGM or its Affiliates. Other than as expressly provided in the Development Management Agreement, the Operations Management Agreement, or an Ancillary Agreement, the Company, DW, and their respective Affiliates shall not have any right to use any trademark, service mark, trade name, logo, copyright or other intellectual property owned by MGM or any of its Affiliates that is not otherwise a Project Asset, in connection with the Project or the business of the Company. Except as expressly provided herein, the Company, MGM, and their respective Affiliates, shall not have the right to use any trademark, service mark, trade name, logo, copyright or other intellectual property owned by DW or any of its Affiliates, in connection with the Project or the business of the Company.
ARTICLE 9
MANAGEMENT
          Section 9.1 General. Subject to the other provisions of this Article 9 and except as otherwise herein expressly provided, the exclusive power and authority to manage the Company’s business shall be vested in a board of directors (the “Board of Directors”) acting together by majority vote or by the affirmative vote of six (6) Representatives of the Board of Directors (with the vote of at least one Representative designated by MGM and by DW as long as MGM and DW, respectively, are Members), as the case may be, and subject to the direction of the Board of Directors, the officers of the Company. Except as provided in this Agreement, Approved by the Board of Directors, or contemplated in an Additional Agreement, no Member, officer, employee, or agent of any Member, shall directly or indirectly (i) act as agent of the Company for any purpose, (ii) engage in any transaction in the name of the Company, (iii) make any commitment in the name of the Company, (iv) enter into any contract or incur any obligation in the name of the Company or (v) in any other way hold itself out as acting for or on behalf of the Company (each action listed in (i) through (v) and not otherwise excepted above, an “Unauthorized Action”), and a Member shall be obligated to indemnify the Company for any costs or damages incurred by the Company as a result of the Unauthorized Action of such Member, any Representative or officer of the Company appointed by such Member, or any officer, employee, representative or agent of such Member. Any attempted action in contravention of the preceding sentence shall be null and void ab initio, and not binding upon the Company unless ratified with the Approval of the Board of Directors.
               (a) Except as provided below, the Board of Directors shall be comprised of the following six (6) authorized members (“Representatives”):
                    (i) three (3) Representatives designated by DW, who initially shall be the individuals set forth on Exhibit G attached hereto; and
                    (ii) three (3) Representatives designated by MGM, who initially shall be the individuals set forth on Exhibit G attached hereto.
               (b) Each of MGM and DW may change any of its Representatives on the Board of Directors from time to time by written notice to the Company and the other Member. Any Representative appointed to the Board of Directors may vote at any meeting for any other Representative appointed by the same Member who is absent at such meeting. The Board of Directors, upon a request by a Representative, may invite other persons to attend meetings of the Board of Directors. By notice to the other from time to time, each of DW and MGM may appoint (and remove) one (1) alternate for each of the Representatives that it is entitled to appoint. An individual so appointed (and not removed) shall be an “Alternate” and, in the Representative’s absence or at the Representative’s direction from time to time, shall have the right in all respects to act in the place of, and vote for, the Representative for whom he/she is the Alternate.
               (c) Any actions that are required to be “Approved” by the Board of Directors shall be taken (i) at a meeting of the Board of Directors upon (A) the vote of the majority of the Representatives on the Board of Directors, (B) if MGM or its Affiliate is a Member, the vote of at least one Representative designated by MGM, and (C) if DW or its Affiliate is a Member, the vote of at least one Representative designated by DW , or (ii) in writing upon resolutions duly executed by the requisite number of the Representatives. Any action so authorized shall be deemed Approved by the Board of Directors and notice thereof shall be delivered to all Members. Either Member may call a meeting of the Board by written notice to the other Member at least ten (10) Business Days prior to a meeting of the Board of Directors and the written notice shall specify the time and place of the meeting and the anticipated subjects to be discussed and/or on which a vote will be taken (including identification of such matters as Major Decisions, if applicable).
               (d) Unless the Members determine otherwise, the Board of Directors shall meet, at the Company’s expense, at least once each quarter at the offices of the Company at a time and place which is mutually acceptable to the Representatives. Any Representative or Alternate may attend any meeting of the Board of Directors by telephone conference and the Company shall ensure that each Representative or Alternate attending the meeting can hear all others present at the meeting and be heard by them.
          Section 9.2 Management by Managing Member. Subject to Section 9.3 hereof, MGM shall be and hereby is appointed the Managing Member of the Company and shall serve in such capacity without fee or other compensation for its actions in its capacity as Managing Member, in each case, other than the fees and other compensation set forth in the Additional Agreements. Except as otherwise provided in this Agreement, the Managing Member shall delegate all authority for the day to day management and operation of the Company to the Development Manager pursuant to the Development Management Agreement and the Operations Manager pursuant to the Operations Management Agreement as provided in such agreements, provided, that such delegation shall not relieve the Managing Member of its liability under this Agreement.
          Section 9.3 Exclusive Powers of the Board of Directors.
               (a) In addition to those matters which, pursuant to other provisions of this Agreement, require Approval of the Board of Directors, the following matters shall require the Approval of the Board of Directors (each, a “Major Decision”):
                    (i) approval of (1) any Annual Budget, and (2) any material amendments of or modifications to (A) the Business Plan, or (B) the Construction Budget or any Annual Budget that results in any change to the Construction Budget during any 12 month period involving an amount of 5% in the aggregate Construction Budget, 7.5% of the aggregate annual capital expenditure budget for the Project, or 7.5% of the aggregate annual operations expenditure budget for the Project of the then current Annual Budget, provided, however that matters that are not in the reasonable control of MGM shall not be deemed to cause a change to any of the matters that requires the Approval of the Board of Directors (by way of illustration, if employee wages increase as a result of change in applicable minimum wage laws, the increase to the Construction Budget and/or Annual Budget as a result of such wage increase shall not be considered in determining the amount of a change to the Construction Budget and/or an Annual Budget);
                    (ii) the granting of a lien or security interest in any asset of the Company or any of its subsidiaries, except in the ordinary course of business;
                    (iii) any capital calls or additional capital contributions funding other than additional capital contributions expressly Approved in the Business Plan;
                    (iv) any Major Contracts or Major Leases to be entered into by, or on behalf of, the Company, except for Major Contract expressly Approved in the Business Plan;
                    (v) except for transactions with any Affiliate of the Company expressly Approved in the Business Plan, any transactions between the Company and any Affiliate of the Company;
                    (vi) the payment of any distributions, other than distributions set forth in Sections 6.1 and 6.2 hereof, to the Members;
                    (vii) except as otherwise provided in this Agreement, the admission of additional Members other than as a result a Transfer made pursuant to Section 11.2 hereof;
                    (viii) the acquisition of any real property in addition to the Project Assets (excluding, however, any interest in any real property pursuant to an Ancillary Agreement or other immaterial acquisition of property rights ancillary to the development of the Project Assets);
                    (ix) any transaction which is unrelated to the purposes of the Company;
                    (x) the incurrence of any indebtedness, including without limitation, any construction loan and other any borrowings or financings by the Company or its subsidiaries, tax-exempt or otherwise including any major equipment leases, or any guaranties, indemnifications or sureties;
                    (xi) the refinancing or early retirement of the Financing or any Company indebtedness approved pursuant to Section 9.3(a)(x) hereof;
                    (xii) the sale of any Company assets or the assets of any Subsidiary, except (1) as provided in the Development Management Agreement, the Operations Management Agreement, or any Ancillary Agreement, (2) for subordination, non-disturbance and attornment agreements which may be necessary in connection with the leasing of the retail, restaurant and spa operations at the Project, or (3) a sale of any Company assets or the assets of any Subsidiary expressly Approved in the Business Plan;
                    (xiii) (1) prior to the completion of construction of the Project, the commencement, settlement or compromise of any claim or litigation by the Company involving any amount in excess of $15,000,000, (2) at any time after the completion of construction of the Project, the commencement, settlement or compromise of any claim or litigation by the Company involving any amount in excess of $5,000,000, and (3) at any time and regardless of the amount at issue, the submission to arbitration of any dispute or controversy between the Company, on the one hand, and any Member or the Affiliate of any Member;
                    (xiv) the cancellation without replacement or lapse without replacement of any material insurance policy or any changes to the insurance program, except, in each case, as contemplated in the Business Plan;
                    (xv) any transaction that materially changes the scope of the Project;
                    (xvi) any material change or modification to the Plans;
                    (xvii) requiring any loans from a Member to the Company;
                    (xviii) changing the Company Accountants as the external auditors of the Company;
                    (xix) any change in the name of the Company
                    (xx) making any US federal, state, local or foreign income tax elections that materially impact the tax liabilities of any Member;
                    (xxi) amending this Agreement;
                    (xxii) any filing for bankruptcy, dissolution or liquidation of the Company or any Subsidiary, or a merger, consolidation or recapitalization involving the Company or any Subsidiary; and
                    (xxiii) establishing the initial policies and procedure respecting, including the protocol for signing authority for, the Company’s bank accounts.
               (b) With respect to any action that must be Approved by the Board of Directors, each Representative on the Board of Directors shall be entitled to withhold its approval in its sole discretion unless expressly provided otherwise in this Agreement.
               (c) In the event the majority of the Representatives on the Board of Directors is unable to agree regarding any Major Decision (“Impasse”), neither the Company nor any Member may take any further action to implement or execute any action that relates to such Major Decision that is at an Impasse. The Members shall submit the applicable Major Decision to the respective chairmen of DW and MGM for good faith discussions regarding the resolution of the Impasse (“Escalation”).
               (d) In the event of an Impasse with respect to any of the Major Decisions described in Sections 9.3(a)(i), 9.3(a)(iii), and 9.3(a)(vi) remains twelve (12) months after the initial date of Escalation with respect thereto (“Impasse Election Date”):
                    (i) If the aggregate Unreturned Investment applicable to all of Units held by DW and its Affiliates is greater than the aggregate Conditional Transfer Price for all of such Units:
                         (1) Within sixty (60) days of the Impasse Election Date, MGM may elect, by written notice to DW, to purchase all rights and title to all of the Units owned directly or indirectly by DW and its Affiliates at the purchase price equal to ninety five percent (95%) of DW’s Unreturned Investment, and DW will transfer and sell such Units to MGM; provided, however, that (A) the purchase price for such Units transferred and sold may be paid pursuant to the Early Purchase Procedure, and (B) for the purpose of this Section 9.3(d), MGM’s failure to duly elect to purchase DW’s Units shall be deemed to be an election not to purchase such Units; or
                         (2) If MGM provides written notice that it does not elect, or is deemed not to elect, to purchase the Units from DW and its Affiliates pursuant to Section 9.3(d)(i)(1) above, DW may elect to purchase all rights and title to all of the Units owned directly or indirectly by MGM and its Affiliates at the purchase price equal to one hundred percent (100%) of MGM’s Unreturned Investment, and MGM will transfer and sell such Units to DW; or
                    (ii) If the aggregate Conditional Transfer Price for all of Units held by DW and its Affiliates is greater than the aggregate Unreturned Investment applicable to all of such Units:
                         (1) Within sixty (60) days of the Impasse Election Date, MGM may elect, by written notice to DW, to purchase all rights and title to all of the Units owned directly or indirectly by DW and its Affiliates at the purchase price equal to ninety five percent (95%) of the Conditional Transfer Price applicable to such Units, and DW will transfer and sell such Units to MGM; provided, however, that the purchase price for such Units transferred and sold may be paid pursuant to the Early Purchase Procedure; or
                         (2) If MGM provides written notice that it does not elect, or is deemed not to elect, to purchase the Units from DW and its Affiliates pursuant to Section 9.3(d)(ii)(1) above, DW may elect to purchase all rights and title to all of the Units owned directly or indirectly by MGM and its Affiliates at the purchase price equal to one hundred percent (100%) of the Conditional Transfer Price applicable to such Units, and MGM will transfer and sell such Units to DW.

          Section 9.4 Replacement of Managing Member. Except as otherwise provided in this Agreement, the Managing Member may only be changed with the approval of each Member, upon resignation of the Managing Member, upon an Event of Default on the part of the Managing Member or, at the election of DW in the event of the termination of the Managing Member as the Operations Manager due to an default (beyond all applicable cure periods) under the Operations Management Agreement.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
          Section 10.1 MGM. For the purposes of this Section 10.1, in addition all other document or information otherwise expressly disclosed to DW in writing, any document or information set forth in any public report (including all exhibits thereto) filed by MGM MIRAGE with the U.S. Securities and Exchange Commission shall be deemed to have been expressly disclosed to DW in writing. For the purposes of this Section 10.1, the “actual knowledge” of MGM shall mean the actual (and not constructive) knowledge of James Murren, Gary Jacobs, Robert Baldwin, William McBeath, Bruce Aguilera and John McManus.
          MGM hereby represents and warrants, as of the date of this Agreement, that:
               (a) MGM is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to enter into and carry out the terms of this Agreement;
               (b) all of the outstanding equity interests of MGM are owned directly or indirectly by MGM MIRAGE;
               (c) all corporate action required to be taken by MGM to enter into this Agreement has been taken;
               (d) this Agreement has been duly executed and delivered by MGM and constitutes the legal, valid and binding obligation of MGM, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, equitable principles and judicial discretion);
               (e) to the best of its knowledge, neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, has resulted or will result in any violation of, or default under, the charter documents of MGM or any indenture, trust agreement, mortgage or other agreement or any permit, judgment, decree or order to which MGM is a party or by which it is bound, and there is no default and no event or omission has occurred which, with the passage of time or the giving of notice or both, would constitute a default on the part of MGM under this Agreement;
               (f) to the “actual knowledge” of MGM, there is no material civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding pending or, to the “actual knowledge” of MGM, threatened against MGM, the Company, or the Project Assets, in any court, by any governmental entity or before any arbitrator or other tribunal. To the “actual knowledge” of MGM, (i) MGM is not subject to any material, outstanding action, order, writ, judgment, injunction or decree of any court or governmental entity related to their respective assets or operations, including the Project Assets, and (ii) the Project Assets are not in material violation of any Environmental Laws;
               (g) there are no outstanding warrants, options or rights to purchase or otherwise acquire any ownership interest of any proposed Subsidiary of the Company, and there are no contracts, agreements, arrangements or understandings, whether written or oral, relating to the issuance, sale or transfer of equity interests in any proposed Subsidiary of the Company. There are no irrevocable proxies and no voting agreements with respect to any proposed Subsidiary of the Company. There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to any proposed Subsidiary of the Company. There are no authorized or outstanding bonds, debentures, notes or other indebtedness of any proposed Subsidiary of the Company, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire equity interests having the right to vote) with the holders of equity interests of any proposed Subsidiary of the Company. There are no agreements, contracts, arrangements or understandings, whether written or oral, to which any proposed Subsidiary of the Company is a party or by which any proposed Subsidiary of the Company is bound relating to the right or obligation of any Person to have his, her or its equity interests in such any proposed Subsidiary of the Company repurchased, redeemed or otherwise acquired by any other Person;
               (h) MGM and the Project Assets are each in material compliance with all applicable U.S. federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees;
               (i) the Current Owners have, and the Project Owner will have, a valid fee estate or leasehold in and to all real property, and valid title to all other personal and intangible property otherwise comprising the Project Assets, free and clear of all Liens, other than Liens existing under the Development Agreement and other Permitted Liens;
               (j) after giving effect to the formation of Project Owner and the contributions to the Company by MGM on the Closing Date of its membership interests in Project Owner, the Company will have good title to all of the equity interests in Project Owner free and clear of all Liens;
               (k) to its “actual knowledge,” (i) MGM has disclosed to DW in writing, whether by way of the Title Policy or otherwise, the amount and extent of the Permitted Liens that relate to items (b), (c), and (d) in the definition of “Permitted Liens” set forth above and (ii) the amount subject to the Permitted Liens that relate to item (e) are set forth in the Construction Budget.
               (l) MGM has no reason to believe that it or its Affiliates will not receive any license, approval or permit necessary for the consummation of the transactions contemplated by this Agreement;

               (m) MGM is not, nor will the Company as a result of MGM holding Units be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940;
               (n) MGM acknowledges that the Units it is acquiring hereunder have not been registered under the Securities Act of 1933, as amended, or any other state or federal law relating to the sale or offering for sale of securities. MGM’s acquisition of its Units is being made for its own account for investment, and not with a view to the sale or distribution thereof. MGM is aware that the Units it is acquiring hereunder cannot be resold without registration under applicable securities laws, or exemption therefrom;
               (o) MGM is acquiring its Units based upon its own investigation, and the exercise by MGM of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise;
               (p) MGM is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder;
               (q) except for obligations expressly disclosed to DW in writing and except for trade payables or similar obligations included in the Construction Budget, as of the date of this Agreement, there are no liabilities, whether absolute or contingent, in each case, that would otherwise be transferred with, be attached to, or otherwise encumber the Initial Contribution (including any equity interest of an entity that would be included in the Initial Contribution) when contributed to the Company by MGM;
               (r) except as expressly disclosed to DW in writing, there are no material amendments, supplements, waivers, extensions or other modifications to any Major Contracts or Major Leases. Except as expressly disclosed to DW in writing, there are no material oral modifications or understandings with respect to the Major Contracts or Major Leases and, without limitation, neither MGM, the Project Owner, the Current Owners, nor any of their Affiliates, has delivered to the counterparties under the Major Contracts or Major Leases, or has received from, or on behalf of, such counterparties, any notice or demand under or in connection with any of the Major Contracts or Major Leases. The Development Agreement, Major Contracts and Major Leases are in full force and effect, and, except as expressly disclosed to DW in writing, there is no breach or default by MGM, the Project Owner, the Current Owners or any of their Affiliates or, to the “actual knowledge” of MGM, by such counterparties under the Development Agreement, any Major Contract or any Major Lease;
               (s) to the “actual knowledge” of MGM, there is no reason to believe that the Current Owners do not have, and the Project Owner will not have or will not be able to obtain, sufficient entitlements for water and other utilities to be supplied to the Project Assets to complete construction of the Project and to operate the Project in accordance with the Business Plan;
               (t) to the “actual knowledge” of MGM, there is no reason to believe that the Current Owners do not have, and the Project Owner will not have or will not be able to obtain, sufficient entitlements under the Development Agreement necessary to complete construction of the Project and to operate the Project in accordance with the Business Plan;
               (u) to the “actual knowledge” of MGM, there is no reason to believe that the Current Owners do not have, and the Project Owner will not have or will not be able to obtain, applicable determination letters from the Federal Aviation Agency necessary for the planned height of the proposed buildings in the Project to complete construction of the Project and to operate the Project in accordance with the Business Plan;
               (v) MGM, the Current Owners and their Affiliates have provided or otherwise made available to DW a list and copies of all physical, environmental and other written reports (and all amendments and supplements thereto) which are material to the ownership, operation and maintenance of the Project, and which were prepared for, by or are otherwise in the possession of such parties or any of its Affiliates respecting the Project; and
               (w) to the “actual knowledge” of MGM and other than as a result of any regulation, decree, legislation, interpretation, or amendments thereto, by any federal, state or local governmental entity or agency, in each case, adopted or approved after the Signing Date but applied retroactively, the potential sales/use tax exemption and the potential property tax abatement applicable to the Project pursuant to Nevada State Assembly Bill No.621 (“AB621”), shall not be reduced or otherwise threatened solely as a result of the consummation of the transactions contemplated by this Agreement. DW acknowledges and agrees that (i) the regulations to be promulgated by the Nevada Office of Energy and the Nevada Department of Taxation pursuant to AB621 have not been finalized as of the Signing Date, (ii) any tax benefits to the Project under AB621 shall not accrue until after final completion of the Project and (x) the achievement of Silver LEED certification of the Project as determined by the US Green Building Council (“Silver Certification”), and (y) the confirmation by the State of Nevada of such Silver Certification, and (iii) that granting of such Silver Certification is not assured.
               (x) to the “actual knowledge” of MGM, there is no reasonable basis for any past or present employees of the Current Owners to assert any class action claims or any claims that could be made by any applicable labor union.
               (y) to the “actual knowledge” of MGM, as of the Signing Date, there is no reasonable basis for MGM to believe that the amounts set forth in the Construction Budget delivered to DW as of the Signing Date, are not, in the aggregate, sufficient to complete the Project within the scope of work contemplated by the Members as of the Signing Date.
          Section 10.2 DW. For the purposes of this Section 10.2, the “actual knowledge” of DW shall mean the actual (and not constructive) knowledge of Abdul Wahid Al Ulama and Kar Tung Quek.
          Section 10.3 DW hereby represents and warrants, which representations and warranties, as of the date of this Agreement, that:

               (a) DW is a Dubai government decree entity, duly organized, validly existing and in good standing under the laws of the Dubai, and has the requisite power and authority to enter into and carry out the terms of this Agreement;
               (b) The government of Dubai is the sole owner of DW;
               (c) DW has taken all necessary action required under Dubai law to enter into this Agreement;
               (d) this Agreement has been duly executed and delivered by DW and constitutes the legal, valid and binding obligation of DW, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, equitable principles and judicial discretion);
               (e) to the best of its knowledge, neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, has resulted or will result in any violation of, or default under, any indenture, trust agreement, mortgage or other agreement or any permit, judgment, decree or order to which DW is a party or by which it is bound, and there is no default and no event or omission has occurred which, with the passage of time or the giving of notice or both, would constitute a default on the part of DW under this Agreement;
               (f) to the best of its knowledge, there is no action, proceeding or investigation, pending or threatened, which questions the validity or enforceability of this Agreement as to DW; and
               (g) to the “actual knowledge” of DW, there is no material civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding pending or, to the “actual knowledge” of DW, threatened against DW, or the Company, in any court, by any governmental entity or before any arbitrator or other tribunal. To the “actual knowledge” of DW, neither DW nor the Company is subject to any material outstanding action, order, writ, judgment, injunction or decree of any court or governmental entity related to their respective assets or operations, including the Project Assets.
               (h) there are no outstanding warrants, options or rights to purchase or otherwise acquire any ownership interest of any proposed Subsidiary of the Company, and there are no contracts, agreements, arrangements or understandings, whether written or oral, relating to the issuance, sale or transfer of equity interests in any proposed Subsidiary of the Company. There are no irrevocable proxies and no voting agreements with respect to the in any proposed Subsidiary of the Company. There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to in any proposed Subsidiary of the Company. There are no authorized or outstanding bonds, debentures, notes or other indebtedness of in any proposed Subsidiary of the Company, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire equity interests having the right to vote) with the holders of equity interests of any proposed Subsidiary of the Company. There are no agreements, contracts, arrangements or understandings, whether written or oral, to which any proposed Subsidiary of the Company is a party or by which any proposed Subsidiary of the Company is bound relating to the right or obligation of any Person to have his, her or its equity interests in such any proposed Subsidiary of the Company repurchased, redeemed or otherwise acquired by any other Person;
               (i) DW is in material compliance with all applicable and material U.S. federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees.
               (j) DW has no reason to believe that it or its Affiliates will not receive any license, approval or permit necessary for the consummation of the transactions contemplated by this Agreement;
               (k) DW is not, nor will the Company as a result of DW holding Units be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940;
               (l) DW acknowledges that the Units it is acquiring hereunder have not been registered under the Securities Act of 1933, as amended, or any other state or federal law relating to the sale or offering for sale of securities. DW’s acquisition of its Units is being made for its own account for investment, and not with a view to the sale or distribution thereof. DW is aware that the Units it is acquiring hereunder cannot be resold without registration under applicable securities laws, or exemption therefrom; and
               (m) DW is acquiring its Units based upon its own investigation, and the exercise by DW of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise.
          Section 10.4 Brokers. The parties each represent to the other that they have not retained any broker, finder or agent in connection with the transactions contemplated hereby or the negotiation thereof. Each party shall indemnify and hold the other party harmless from and against all losses, claims, damages and liabilities, including reasonable attorneys’ fees, arising out of or relating to any claim of brokerage or other commissions relative to this Agreement or the transactions contemplated hereby insofar as any such claim arises by reason of services alleged to have been rendered to or at the request of the indemnifying party.
ARTICLE 11
TRANSFER OF UNITS
          Section 11.1 Restrictions on Transfers. Except as set forth in Section 11.2, no holder of a Unit may Transfer all or any portion of such holder’s Units prior to the fifth (5th) anniversary of the Casino Opening Date. Thereafter, a holder of a Unit may Transfer all or any portion of such holder’s Units to any Person, subject to the conditions and restrictions set forth in Section 11.3 and to compliance with the terms of the right of first offer set forth in Section 11.6 and the Tag-Along Rights set forth in Section 11.7. Notwithstanding the foregoing, subject to Section 11.3, a Member may at any time Transfer its Units pursuant to the terms set forth in Section 11.2.

          Section 11.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 11.3 below, a Member may at any time Transfer all or any portion of its Units to (i) any other Member, and (ii) any Permitted Transferee (each, a “Permitted Transfer”). Except in connection with a Transfer occurring following compliance with the terms of the right of first offer set forth in Section 11.6, no Member is released from its obligations under this Agreement solely as a result of the Permitted Transfer of all of its Units to a Permitted Transferee.
               (a) As a condition to the Transfer to a Permitted Transferee, each Permitted Transferee of any Member to which Units are Transferred shall agree to Transfer back to such Member (or to another Permitted Transferee of such Member) any Units it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Member.
               (b) Subject to the Approval of the Board of Directors, any Member may pledge its Units as collateral to lenders in connection with the Financing. In addition, either Member may pledge its Units as collateral in connection with any bona fide financing transaction by its Affiliates, provided that the lender is an institutional bank or investment bank and is not a Material Competitor nor an Affiliate of a Material Competitor, and provided that such pledge would be subordinate to the Financing. Such pledge must also provide that the Member whose Units are not the subject of such pledge shall have the right, prior to such lender’s foreclosure, to pay in full the debt secured by such pledge as it relates to the applicable Units so pledged.
          Section 11.3 Conditions to Transfers. A Transfer will not be treated as a Transfer permitted under Section 11.1, Section 11.2, or Section 11.6 unless and until all of the following conditions are satisfied:
               (a) The transferor and transferee execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and the transferee executes and delivers to the Company a joinder to this Agreement in a form reasonably satisfactory to the Company to be bound by the terms and conditions of this Agreement to the same extent that the transferring Member was so bound. In all cases, the transferor and/or transferee must reimburse the Company for all costs and expenses that the Company incurs in connection with such Transfer.
                    (i) The transferor and transferee must furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required U.S. federal and state tax returns and other legally-required information statements or returns. Without limiting the generality of the foregoing, the Company is not required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until the Company has received such information.
                    (ii) The Transfer would not, in the opinion of counsel chosen by the Company, result in the termination of the Company within the meaning of Section 708 of the Code.

                    (iii) The Units to be Transferred must be registered under the Securities Act and any applicable state securities Laws, or, unless waived by the non-transferring Members, the transferor must provide to the Company an opinion of counsel, which opinion and counsel must be reasonably satisfactory to the non-transferring Member, to the effect that such Transfer is exempt from registration under the Securities Act and any other applicable state securities Laws.
                    (iv) In the case of a Transfer to a Material Competitor, the non-Transferring Member must consent to such Transfer.
                    (v) All approvals of any Gaming Authority required to effect a Transfer must be obtained prior to such Transfer.
               (b) Notwithstanding anything to the contrary in this Agreement, no Member shall be permitted to Transfer its Units or any portion thereof to the extent such Transfer would be in violation of applicable Law (including securities laws and regulations and all Gaming Laws) or would cause a default under any agreement or instrument to which the Company is a party or by which it is bound.
          Section 11.4 Prohibited Transfers.
               (a) Any purported Transfer of Units that is not made in compliance with the applicable provisions of Section 11.1, Section 11.2, and Section 11.6 shall be null and void and of no force or effect whatsoever. In the case of a Transfer or attempted Transfer of Units other than pursuant to the applicable provisions of Section 11.1, Section 11.2, and Section 11.6, the parties engaging or attempting to engage in such Transfer are obligated to indemnify, defend and hold harmless the Company and the other Members for, from and against all cost, liability and damage that the Company or any of such indemnified Members may incur (including incremental tax liabilities, attorneys’ fees and expenses) as a result of such attempted Transfer and efforts to enforce the indemnity granted hereby.
               (b) If as a result of any direct or indirect transfer of Units, including any Transfers that are permitted under this Article 11 or any transfers of any direct or indirect interest in the Units that fall outside the definition of a Transfer, a Material Competitor acquires a direct or indirect interest in the Company, then, notwithstanding anything to the contrary in this Agreement, the following shall apply:
                    (i) The Member with respect to whom such transfer has occurred (a “Passive Member”) will become a passive member of the Company with no right to (x) appoint more than one member to the Board of Directors, and all other Representative appointed by such Member will be removed immediately from the Board of Director and with no further action, (y) act as or appoint a Managing Member, or (z) have a Representative appointed by such Passive Member not vote on any matters other than those specifically provided in the Sections 9.3(a)(v), 9.3(a)(vii), 9.3(a)(xii), 9.3(a)(xx), 9.3(a)(xxi), and 9.3(a)(xxii).
               (c) Any purported Transfer of Units that is not made in compliance with the applicable provisions of this Article 11 shall be null and void and of no force or effect whatsoever. In the case of a Transfer or attempted Transfer of Units other than pursuant to the applicable provisions of Article 11, the parties engaging or attempting to engage in such Transfer are obligated to indemnify, defend and hold harmless the Company and the other Members for, from and against all cost, liability and damage that the Company or any of such indemnified Members may incur (including incremental tax liabilities, attorneys’ fees and expenses) as a result of such attempted Transfer and efforts to enforce the indemnity granted hereby.
          Section 11.5 Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article 11, Profits, Losses, each item thereof and all other items attributable to the Transferred Units for such Fiscal Year will be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any convention permitted by law and selected by the Managing Member. All distributions on or before the date of such Transfer will be made to the transferor and all distributions thereafter will be made to the transferee. Any Transfer of a Member’s Unit to a Transferor shall be deemed a transfer of such Member’s Interest and Profit Interest represented by such Unit in relation to the total number of Units owned by such Member immediately prior to such Transfer. Solely for purposes of making such allocations and distributions, the Company will recognize such Transfer not later than the end of the calendar month during which the Company is given notice of the Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company will recognize the Transfer as of the date of the Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Managing Member may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items will be allocated, and all distributions will be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor the Managing Member will incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.5, whether or not the Managing Member or the Company have knowledge of any Transfer of ownership of any Units.
          Section 11.6 Right of First Offer.
               (a) Notice. A Member desiring to Transfer Units (other than pursuant to Section 11.2) (a “Disposing Member”) shall first provide to the other Members and the Company prior written notice of the Member’s intention to make a Transfer of Units (the “Disposition Notice”), which shall set forth the number of Units proposed to be Transferred (the “Offered Units”).
               (b) Option to the Non-Disposing Member. Upon receipt of the Disposition Notice, the other Member (the “Non-Disposing Member”) has the right, exercisable within 30 days after receipt of the Disposition Notice (the “Offer Period”), to offer to purchase all, but not less than all, of the Offered Units by giving written notice to the Disposing Member (the “Offer Notice”) and stating the terms (including the cash purchase price per Unit) on which the Non-Disposing Member irrevocably offers to purchase all of the Offered Units. The Disposing Member may elect to accept the offer stated in the Offer Notice by giving written notice (the “Acceptance Notice”) to the Disposing Member within 30 days after receipt of the Offer Notice. The delivery of the Acceptance Notice shall result in a binding contract between the Disposing Member and the Non-Disposing Member at the price stated in the Offer Notice. Within thirty (30) days following the receipt of the Acceptance Notice or, if later, the receipt of any required approvals from any Gaming Authority, the Disposing Member and the Non-Disposing Member shall complete the sale and purchase of the Units.
               (c) Sale to a Third Party. In the event that the Disposing Member does not accept the offer set forth in the Offer Notice (or if the Non-Disposing Member does not deliver an Offer Notice within the time period contemplated by Section 11.6(b)), the Disposing Member shall have the right to sell the Units to a third party at a price that is not less than the price set forth in the Offer Notice and other terms and conditions that are not less favorable than the terms and conditions set forth in the Offer Notice (or, if no Offer Notice was delivered pursuant to Section 11.6(b), at any price and terms and conditions); provided, however, that the consummation and closing of such sale must occur within one hundred eighty (180) days after expiration of the Offer Period, provided, further that such 180-day period may be extended to allow for obtaining any necessary Gaming and regulatory approvals as long as the Disposing Member and the proposed transferee of the Disposing Member’s Units are using commercially reasonable efforts to obtain such approvals. If such sale of the Units is not closed within such 180-day period, or if the Disposing Member wishes to enter into a contract to sell the Units on terms less than the price set forth in the Offer Notice or on terms and conditions less favorable than set forth in the Offer Notice, then any subsequent sale of the Units by the Disposing Member may be effected only after again complying with the conditions of this Section 11.6.
          Section 11.7 Indirect Transfers. In the case of an indirect Transfer of Units, (A) the right of first offer provided for under Section 11.6 shall apply to all of the Units held by the Member (versus only the Offered Units ), and (B) the burden is on the Member with respect to whom there is a Transfer to construct a transaction in which the Units are separately priced in order to determine whether the requirements of Sections 11.6 and 11.7 have been met.
          Section 11.8 Tag-Along Rights.
               (a) Notwithstanding anything to the contrary in this Agreement, neither Member (“Selling Member”) may Transfer any or all of its Units to a Person other than to a Permitted Transferee unless the other Member has the right to sell, in the same transaction, its Units to such Person, on a pro-rata basis based on each Member’s Profit Interest, for a purchase price determined in the identical manner, after giving effect to any adjustments made pursuant to Section 3.4(b) hereof to the Profit Interest corresponding to such Member’s Units, to the Profit Interest attach, as the purchase price of the Selling Member’s Units shall have been determined (and subject to identical method of payment and other terms).
               (b) As soon as practicable after the Selling Member decides or proposes to sell any or all of its Units, but at least ninety (90) days before the proposed date of a sale of the Selling Member’s Units, the Selling Member shall give a written notice (the “Tag-Along Notice”) to the other Member at each Member’s address as shown on the Company’s records. The Tag-Along Notice shall describe in detail the proposed sale, including the proposed price or consideration to be paid, the name and address of the proposed transferee, and if the

Selling Member is proposing to sell less than all of its Units, the proportion of their total Units that they intend to sell. The non-Selling Member (“Tagging Member”) shall have the right to sell to the proposed transferee the same proportion, based on such Member’s Profit Interest, of such Member’s Units on the terms, subject to adjustments in the price based on any adjustments to each Member’s Profit Interest previously made pursuant to this Section 3.4(b) hereof, set forth in the Tag-Along Notice. Other than as set forth herein, the terms of the Tag-Along Notice shall not be more burdensome to the Tagging Member than the terms applicable to the Selling Member in the purchase transaction with the transferee.
               (c) The Tagging Member shall exercise the rights under this Section 11.7 by delivering a notice of exercise to the Selling Member, with a copy to the Company, within thirty (30) days after the delivery of the Tag-Along Notice to the Tagging Member.
               (d) No later than one hundred eighty (180) days following delivery of the Tag Along Notice to the Company, the Selling Members shall conclude the sale of its Units on the terms and conditions described in the Tag Along Notice, and the Tagging Member shall simultaneously sell its Units on the terms and conditions described in the Tag Along Notice (subject to adjustments in the price based on any adjustments to each Member’s Profit Interest previously made pursuant to Section 3.4(b)).
ARTICLE 12
GAMING LAWS
          Section 12.1 Qualifications.
               (a) Subject to Gaming Laws. If the Company becomes, and for as long as it remains, subject to regulation under any Gaming Laws, ownership of the Company shall be held subject to the applicable provisions of any applicable Gaming Laws.
               (b) Officers and Employees. The election of an individual to serve in any capacity with the Company is subject to any findings of suitability, qualifications or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as an officer or in any other capacity, for so long as that individual is determined to be, and continues to be, qualified and deemed suitable by all Gaming Authorities and under all applicable Gaming Laws. In the event any such individual does not continue to be so qualified and suitable, that individual shall be disqualified and shall cease to be an officer or serve in such other capacity with the Company.
ARTICLE 13
EVENTS OF DEFAULT
          Section 13.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder on the part of the Member to which such event relates (the “Defaulting Member”) if within 30 days following delivery to the Defaulting Member of written notice of such default by the other Member, or within 10 days if the default is due solely to the non payment of monies, the Defaulting Member fails to pay such monies, or in the case of non monetary defaults, fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence the curing of such default; provided, however, that the occurrence of any of the events described in Section 12.3(a) or (b) shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or the passage of time except as specifically set forth therein:
               (a) the violation by a Member of any of the restrictions set forth in Article 11 of this Agreement upon the right of such Member to Transfer its Units (a “Transfer Breach”);
               (b) (i) the institution by a Member of proceedings under any federal or state law for the relief of debtors wherein such Member is seeking relief as debtor, (ii) a general assignment by a Member for the benefit of creditors, (iii) the institution by a Member of a proceeding for relief under the Federal Bankruptcy Code, (iv) the institution against a Member of a proceeding under the Federal Bankruptcy Code, which proceeding is not dismissed, stayed or discharged within 60 days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding, (v) the admission by a Member in writing of its inability to pay its debts as they mature or (vi) the attachment, execution or other judicial seizure of all or any substantial part of a Member’s Units which remains undismissed or undischarged for a period of 15 days after the levy thereof, if such attachment, execution or other judicial seizure would reasonably be expected to have a material adverse effect upon the performance by such Member of its obligations under this Agreement; provided, however, that any such attachment, execution or seizure shall not constitute an Event of Default if such Member posts a bond sufficient to fully satisfy the amount of such claim or judgment within 15 days after the levy thereof and the Member’s Units is thereby released from the lien of such attachment (each an “Event of Bankruptcy”);
               (c) any material breach by a Member of its representations and warranties pursuant to Article 10 hereof or any material default in performance of, or failure to comply with, any other agreement, obligation or undertaking of a Member contained in this Agreement;
               (d) the issuance of a final and non appealable order or directive of a governmental agency of any jurisdiction, including any Gaming Authorities, disqualifying a Member from holding any license, approval or permit required for the business of the Company, or directing that the other Member or any of its Affiliates terminate its relationship with such Member (a “License Breach”); or
               (e) the occurrence of any fraudulent act or intentional act of willful misconduct by a Member in connection with or in any way relating to the Company, the Project or the Project Assets.

          Section 13.2 Remedies upon Default.
               (a) Upon the occurrence of any Event of Default, the Non Defaulting Member shall have the right, without limitation, to exercise any and all rights and remedies set forth in this Agreement or as may be available at law or in equity against the Defaulting Member.
               (b) In no event shall any Member have the right to, nor shall any Member be obligated or liable for, consequential, special or punitive damages, and in no event may the total damages recovered under any circumstances exceed the amount of Capital Contributions paid or payable by a Member; provided, however, that, nothing in this Section 13.2 shall be deemed to apply to, or limit or otherwise modify, any rights of any Member under Sections 4.2(c)(ii) or 13.5 hereof.
          Section 13.3 Indemnification.
               (a) Indemnification by MGM.
                    (i) MGM shall indemnify and defend the Company, the Subsidiaries of the Company, DW, DW’s Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees, agents, successors and assigns (the “DW Indemnitees”) against, and shall hold the DW Indemnitees harmless from, any Loss incurred by a DW Indemnitee in connection with, or otherwise with respect to any breach of any representation, warranty, covenant or agreement made by MGM under this Agreement.
                    (ii) MGM shall not be liable for any Loss or Losses for purposes of a claim pursuant to Section 13.3(a) unless and until the aggregate amount of all Losses incurred by the DW Indemnitees exceeds $20,000,000 (the “Deductible”), and then without regard to the Deductible (and MGM shall have first-dollar liability); provided, however, that the cumulative indemnification obligation of MGM under this Section 13.3 shall in no event exceed the Unreturned Investment of DW at the time of such indemnification.
                    (iii) In the event that MGM’s aggregate obligations under this Section 13.3 exceed five hundred million dollars ($500,000,000), MGM may elect to purchase, upon written notice of such election (the “Indemnification Purchase Notice”) and subject to the right of DW to exercise its Liability Limitation Option, all rights and title to all of the Units owned directly or indirectly by DW and its Affiliates at the purchase price equal to the greater of (A) the Conditional Transfer Price and (B) the amount of Unreturned Investment of DW, and DW will transfer and sell such Units to MGM; provided, however, that MGM shall receive credit with respect to such purchase price in an amount equal to the aggregate amounts paid by MGM or its Affiliates to DW or its Affiliates under Sections 13.3(a)(i) and 13.3(a)(ii) hereof. The purchase price for the Units transferred and sold pursuant to this Section 13.3(a)(iii) shall be paid pursuant to the Early Purchase Procedure. Within fifteen (15) from the date of the Indemnification Purchase Notice, DW may elect (the “Liability Limitation Option”) not to sell its Units to MGM pursuant to this Section 13.3(a)(iii) by promptly paying to MGM in cash all amounts paid by MGM and actually received by DW, if any, pursuant to Sections 13.3(a)(i) and 13.3(a)(ii) hereof in excess of five hundred million dollars ($500,000,000) and delivering to MGM a written notice of its election not to sell its Units pursuant to this Section 13.3(a)(iii).

From the date of exercise of the Liability Limitation Option, provisions of Section 13.3(a)(ii) notwithstanding, the cumulative indemnification obligation of MGM under this Section 13.3 shall in no event exceed five hundred million dollars ($500,000,000); provided, however, that DW’s right to indemnification up to five hundred million dollars ($500,000,000) shall not be affected as a result of its exercise of the Liability Limitation Option.
          Section 13.4 Indemnification by DW. DW shall indemnify and defend Company, the Subsidiaries of the Company, MGM, MGM’s Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees, agents, successors and assigns (the “MGM Indemnitees”) against, and shall hold the MGM Indemnitees harmless from, any Loss resulting from, arising out of, or incurred by the MGM Indemnitees in connection with, or otherwise with respect to any breach of any representation, warranty, covenant or agreement made by DW contained in this Agreement.
          Section 13.5 Buy Out on Default.
               (a) At any time during the continuance of an Event of Default under this Agreement resulting from a Transfer Breach or a License Breach, the Non Defaulting Member, without limiting any other rights or remedies it may have under this Agreement, at law or in equity, may, upon written notice (the “Appraisal Notice”) delivered to the Defaulting Member, elect to purchase all (but not less than all) of the Units of the Defaulting Member for cash in an amount equal to the lesser of (A) the Conditional Transfer Price and (B) the amount of the Unreturned Investment for the Defaulting Member, and the Defaulting Member will transfer and sell such Units to the Non Defaulting Member. If DW is the Defaulting Party, the purchase price for the Units transferred and sold by DW pursuant to this Section 13.5(a) shall be paid by MGM pursuant to the Early Purchase Procedure. The “Appraised Value” for all of the Units of a Member shall be an amount equal to the Member’s Profit Interest multiplied by the fair market value of the Company, which shall represent the amount that a single purchaser unrelated to any Member would reasonably be expected to pay for the Company business and assets as a going concern, subject to all existing indebtedness and Liens, in a single cash purchase, taking into account the current condition, use and net income of the Project. If the Members are unable to mutually agree upon the Appraised Value within 30 days after delivery of the Appraisal Notice, each Member shall select a reputable MAI appraiser to determine the Appraised Value. The two appraisers shall furnish the Members with their written appraisals within 45 days of their selection, setting forth their determinations of the Appraised Value as of the date of the Appraisal Notice. If the higher of such appraisals does not exceed the lower of such appraisals by more than 10%, the Appraised Value shall be the average of the two appraisals. If the higher of such appraisals exceeds the lower of such appraisals by more than 10%, the two appraisers shall, within 20 days, mutually select a third reputable MAI appraiser. The third appraiser shall furnish the Members with its written appraisal within 45 days of its selection, and the Appraised Value shall be the average of the three appraisals. The cost of the appraisals shall be borne equally by the Defaulting Member and the non defaulting Member. The determination of the Appraised Value in accordance with this Section 13.5 shall constitute a final and non appealable arbitration. The closing of the purchase and sale of the Units of the Defaulting Member pursuant to this Section 13.5 shall occur not later than 90 days after determination of the Appraised Value, or such other time as may be directed by the Nevada Gaming Authorities. At the closing, the Defaulting Member shall deliver to the non defaulting Member good title to its Units, free and clear of any Liens.
               (b) Notwithstanding anything to the contrary contained in Section 13.5(a), if MGM is the Defaulting Member, MGM may elect, following DW’s delivery of the Appraisal Notice, to purchase all of DW’s Units in an amount equal to the greater of (A) the Conditional Transfer Price and (B) the amount of the Unreturned Investment for DW by delivery of written notice thereof to DW within sixty (60) days of MGM’s receipt of the Appraisal Notice from DW. The purchase price for the Units transferred and sold pursuant to this Section 13.5(b) shall be paid pursuant to the Early Purchase Procedure. The Members acknowledge that the Project Assets are adjacent to other real property owned by MGM or its Affiliates, and that it is of paramount importance to MGM that the Project Assets remain at all times under the control of MGM, an Affiliate of MGM, or the Company.
ARTICLE 14
DISSOLUTION AND LIQUIDATION
          Section 14.1 Events of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:
               (a) the sale or other disposition (including, without limitation, taking by eminent domain) of all or substantially all of the assets of the Company and the collection of the proceeds thereof;
               (b) the approval of each of the Members;
               (c) the death, withdrawal, bankruptcy or dissolution of a Member, or the occurrence of any event that terminates a Member’s continued interest in the Company or causes a Transfer of such interest by operation of law, unless within 90 days after such event one or more new Members is admitted pursuant to Section 11.2 or 14.2 hereof; or
               (d) the occurrence or failure to occur of any other event, as a result of which it is or becomes unlawful or impossible to carry on the business of the Company.
          Section 14.2 Members’ Consent to Continue Business. Upon the occurrence of an event described in Section 14.1 which may cause the dissolution of the Company, or subsequent discovery of the occurrence of such an event, the Managing Member shall immediately notify each of the remaining Members of the occurrence of the event, and each of the remaining Members shall notify the Managing Member whether or not it consents to continue the business of the Company. If all of the remaining Members consent to continue the Company’s business, and there are at least two remaining Members, the Company shall not be dissolved and the remaining Members shall continue the Company’s business. If there is only one remaining Member and it consents to continue the Company’s business, such Member shall have the absolute right, notwithstanding any contrary provision of this Agreement (but subject to applicable law) to Transfer a portion of its Units to a transferee (who may be an Affiliate of such

Member) and to unilaterally admit such transferee as a new Member in the Company, so that such two Members may continue the Company’s business.
          Section 14.3 Dissolution and Liquidation. Upon the occurrence of an event of dissolution described in Section 14.1, if the business of the Company is not continued by the remaining Members pursuant to Section 14.2, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations set forth in this Agreement shall continue in effect until such time as the Company’s assets have been distributed pursuant to this Section 14.3 and the Company has been liquidated. The Managing Member shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:
               (a) first, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than Members, in the order of priority provided by law;
               (b) second, to the payment and discharge of all of the Company’s debts and liabilities to Members, other than liabilities for distributions to which Members are entitled in their capacities as Members pursuant to Article 6 hereof;
               (c) third, to the establishment of any reserves that may reasonably be deemed necessary by the Managing Member to meet any contingent or unforeseen liabilities or obligations of the Company not covered by insurance. Any such reserve shall be deposited in a bank or other financial institution. All or any portion of such reserve no longer needed for the purpose for which it was established shall be distributed as promptly as practicable in accordance with Section 14.3(d) or 14.3(e), as appropriate;
               (d) fourth, to the Members in accordance with the positive balances in their respective Capital Accounts; and
               (e) fifth, to the Members in accordance with their respective Profit Interests.
The Managing Member shall not receive any compensation for any services performed pursuant to this Section 14.3 but shall be entitled to reimbursement for all out of pocket costs and expenses reasonably incurred in connection therewith.
Any gains or losses on the disposition of assets of the Company in the process of liquidation shall be credited or charged to the Members in accordance with Article 5 hereof. Any property distributed in kind in the liquidation shall be valued by agreement of the Members and the Capital Accounts of the Members shall be adjusted to reflect the amount of Profits or Losses that would have been recognized by the Company had such property been sold for such value immediately before such distribution.
In the event that any Member has a negative balance in its Capital Account after the liquidation of all of the Company’s assets, such Member shall contribute to the Company cash in an amount sufficient to eliminate such negative balance.
          Section 14.4 Notice of Dissolution. Upon the occurrence of an event of dissolution described in Section 14.1, if the business of the Company is not continued by the remaining Members pursuant to Section 14.2, the Managing Member shall, within 30 days thereafter (i) provide written notice thereof to each of the Members and to all other persons with whom the Company regularly conducts business (as determined in the discretion of the Managing Member) and (ii) publish notice of such dissolution in a newspaper of general circulation in each place in which the Company conducts business.
ARTICLE 15
MISCELLANEOUS PROVISIONS
          Section 15.1 Waiver of Partition and Covenant Not to Withdraw. Each Member covenants and agrees that the Members have entered into this Agreement based on the mutual expectation that both Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and, except as otherwise expressly required or permitted by this Agreement or approved by each of the Members, each Member covenants and agrees not to (i) take any action to require partition or to compel any sale with respect to its Units or any property of the Company, (ii) take any action to file a certificate of dissolution or its equivalent with respect to itself, (iii) take any action that would cause an Event of Bankruptcy of such Member, (iv) withdraw or resign, or attempt to do so, from the Company, (v) exercise any power under the Act to dissolve the Company, (vi) except as permitted herein, transfer all or any portion of its Units, (vii) petition for judicial dissolution of the Company or (viii) demand a return of its capital contributions. Upon any breach of this Section 15.1 by any Member, the other Member (in addition to all rights and remedies it may have under this Agreement, at law or in equity) shall be entitled to a decree or order from a court of competent jurisdiction restraining and enjoining such application, action or proceeding.
          Section 15.2 Additional Agreements. DW shall have the right to exercise any and all remedies of the Company under any Additional Agreements in the name of and on behalf of the Company, without the necessity of and further notice to the counterparty under the applicable Additional Agreements.
          Section 15.3 Notices. Unless otherwise provided herein, all notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is given, on the next Business Day if sent by confirmed facsimile transmission or on the date of actual delivery if sent by overnight commercial courier or by first class mail, registered or certified, with postage prepaid and properly addressed to the Party at its address set forth below, or at any other address that any Party may from time to time designate by written notice to the others:
If to MGM:
Mirage Resorts, Incorporated
c/o MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel
Facsimile: (702) 693-7628
If to MGM MIRAGE:
MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel
Facsimile: (702) 693-7628
If to DW:
Dubai World
Emirates Towers, Level 47
Sheikh Zayed Road
P. O. Box 17000
Dubai, United Arab Emirates
Attention: Mr. Kar Tung Quek
Facsimile: 011-971-4-361-2530
          Section 15.4 Amendments. The provisions of this Agreement may not be waived, amended or repealed, in whole or in part, except with the written consent of each of the Members.
          Section 15.5 Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties hereto and their respective heirs, legal representatives, successors and permitted transferees and assigns.
          Section 15.6 Time. Time is of the essence with respect to this Agreement and each and every provision hereof.
          Section 15.7 Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

          Section 15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          Section 15.9 Attorneys’ Fees. Except as otherwise provided in this Agreement, each of the Parties shall bear its own legal fees and expenses in connection with the negotiation, execution and performance of this Agreement. The Company shall bear all legal fees and expenses in connection with any proceeding in which the Company is named as a party. Should any action or proceeding be commenced (including without limitation any proceeding in bankruptcy) by any of the Parties to enforce any of the terms of this Agreement or that in any other way pertains to Company affairs or this Agreement, the prevailing Party or Parties in such action or proceeding (as determined by the presiding official(s)) shall be entitled to receive from the opposing Party or Parties the prevailing Party’s reasonable costs and attorneys’ fees incurred in investigating, prosecuting, defending or appearing in any such action or proceeding.
          Section 15.10 Entire Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Parties. This Agreement supersedes all prior negotiations, understandings and agreements of the parties, written or oral, with respect to the subject matter hereof.
          Section 15.11 Further Assurances. Each of the Parties agrees to perform any further acts and execute, acknowledge and deliver any documents or instruments that may be reasonably necessary or appropriate to carry out the provisions of this Agreement and to satisfy the conditions to the obligations of the Parties hereunder.
          Section 15.12 Headings; Interpretation. Article and section headings contained in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or have any legal effect. All provisions of this Agreement shall be construed to further the interests and business of the Company. The Parties agree to cooperate with one another in all respects in order to effect the purposes of and carry out the business activities of the Company, as more particularly set forth herein.
          Section 15.13 Exhibits. Each of the Exhibits referred to herein and attached hereto is hereby incorporated by reference and made a part hereof for all purposes. Unless the context otherwise expressly requires, any reference to “this Agreement” shall mean and include all such Exhibits.
          Section 15.14 Approvals and Consents. Whenever the approval or consent of a Member or any of the Parties is required by this Agreement, such Member or Party shall have the right to give or withhold such approval or consent in its sole and unfettered discretion, unless otherwise expressly provided herein.
          Section 15.15 Estoppels. Each of the Parties shall, upon the written request of any other Party, promptly execute and deliver to the other Parties a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Party’s knowledge, any uncured defaults on the part of the other Party or Parties, specifying such defaults if any exist. Any such statement may be relied upon by third parties.
          Section 15.16 Compliance with Laws and Contractual Obligations. Each of the Members shall at all times act in accordance with all applicable laws and regulations and shall indemnify and hold the other Parties (including their respective directors, officers, employees, Affiliates, successors and assigns) harmless for, from and against any and all claims, losses, damages, liabilities and costs, including without limitation, reasonable attorneys’ fees (which shall be reimbursed as incurred), arising out of or relating to any breach of such laws or regulations. The Company will at all times comply with all legal and contractual obligations and requirements applicable to the acquisition or development of the Project Assets and the operation of the Project.
          Section 15.17 Remedies Cumulative. Each right, power and remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise by any Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such Party of any or all of such other rights, powers or remedies.
          Section 15.18 Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance of obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party. Failure on the part of any Party to complain of any act or failure to act by any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by any Party of its rights under this Agreement.
          Section 15.19 Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of law principles. In the event of any litigation between the Parties concerning or arising out of this Agreement, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts in Delaware.
          Section 15.20 Survival of Indemnification Obligations. Each and every indemnification obligation of any one or more of the Members hereto shall expressly survive the termination of this Agreement and the dissolution of the Company.
          Section 15.21 Limited Liability.
          (a) The parties acknowledge that in the event there is a default or an alleged default by MGM under the arrangements contemplated by this Agreement, or any party has any claim arising from the arrangements contemplated in this Agreement, no party shall commence any lawsuit or otherwise seek to impose any liability whatsoever against Mr. Kirk Kerkorian, Tracinda Corporation, a Nevada corporation, and any other corporation or entity controlled by Mr. Kerkorian (other than MGM MIRAGE and its subsidiaries) or any principals of MGM

MIRAGE or the Affiliates of such principals (the “MGM MIRAGE Restricted Affiliates”). The parties hereby further agree that none of the MGM MIRAGE Restricted Affiliates shall have any liability whatsoever with respect to this Agreement. The parties hereby further agree that they shall not permit or cause the Company to assess a claim or impose any liability against any MGM MIRAGE Restricted Affiliate, either collectively or individually, as to any matter or thing arising out of or relating to this Agreement. In addition, the parties agree that none of the MGM MIRAGE Restricted Affiliates, individually or collectively, are a party to this Agreement or liable for any alleged breach or default of this Agreement by MGM or its Affiliates. It is expressly understood and agreed that this provision shall have no force and effect with respect to any document or agreement as to which Kirk Kerkorian or Tracinda Corporation is a party with DW or DW’s Affiliates, except as set forth in such other agreement.
          (b) The parties acknowledge that in the event there is a default or an alleged default by Infinity under the arrangements contemplated by this Agreement, or any party has any claim arising from the arrangements contemplated in this Agreement, no party shall commence any lawsuit or otherwise seek to impose any liability whatsoever against either the Government of Dubai, the United Arab Emirates, any corporation or entity controlled by the Government of Dubai or the United Arab Emirates (other than DW and its subsidiaries) or any principals of Dubai World or the Affiliates of such principals (the “Dubai World Restricted Affiliates”). The parties hereby further agree that none of the Dubai World Restricted Affiliates shall have any liability whatsoever with respect to this Agreement. The parties hereby further agree that they shall not permit or cause the Company to assess a claim or impose any liability against any Dubai World Restricted Affiliate, either collectively or individually, as to any matter or thing arising out of or relating to this Agreement. In addition, the parties agree that none of the Dubai World Restricted Affiliates, individually or collectively, are a party to this Agreement or liable for any alleged breach or default of this Agreement by DW or its Affiliates.
          Section 15.22 WAIVER OF TRIAL BY JURY. THE MEMBERS TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE MEMBERS HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE MEMBERS HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY JUDICIAL REFERENCE IN THE MANNER DESCRIBED IN SECTION 14.12 AND THAT ANY MEMBER HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER MEMBER OR MEMBERS HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY AND AGREEMENT TO ABIDE BY THE PROCEDURES SET FORTH HEREIN.
[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MIRAGE RESORTS, INCORPORATED, a Nevada corporation

By: Its:	/s/ Bryan L. Wright Assistant Secretary

DUBAI WORLD, a Dubai, United Arab Emirates government decree entity

By:	/s/ Sultan Ahmed bin Sulayem

Its:	Chairman